As filed with the Securities and Exchange Commission on January 9, 2008

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission file number 0-52128

PLASTINUM POLYMER TECHNOLOGIES CORP.
 (Name of small business issuer in its charter)

Delaware	3089	20-4255141
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067
(310) 651-9972
(Address and telephone number of principal executive offices and principal place of business)

Jacques Mot
Chief Executive Officer
Plastinum Polymer Technologies Corp.
10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067
(310) 651-9972
(Name, address and telephone number of agent for service)

With copies to:
Alan C. Ederer, Esq.
Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road
Mineola, New York 11501
Telephone: (516) 622-9200
Facsimile: (516) 622-9212

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.01 per share (3)	144,076	$0.37(2)	$53,308	$2

Common stock, par value $.01 per share (4)	5,539,474	$0.37(2)	$2,049,605	$63

Common stock, par value $.01 per share (5)	7,682,141	$0.37(2)	$2,842,392	$87

Total	13,365,691	$0.37(2)	$4,945,305	$152

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and based upon the average of the high and low sale prices of our common stock on December 13, 2007 on the Over-the-Counter Bulletin Board.

(3)	Represents shares of common stock currently issued and outstanding and held by the selling stockholders.

(4)	Represents shares of common stock issuable upon conversion of outstanding shares of Series B-1 Convertible Preferred Stock held by the selling stockholders.

(5)	Represents shares of common stock issuable upon exercise of outstanding warrants held by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Subject to completion
Dated January 9, 2008

PRELIMINARY PROSPECTUS

13,365,691 Shares

Plastinum Polymer Technologies Corp.

Common Stock

The selling stockholders identified on page 25 of this prospectus are offering on a resale basis a total of 13,365,691 shares of our common stock, including 5,539,474 shares issuable upon the conversion of outstanding shares of Series B-1 Convertible Preferred Stock and 7,682,141 shares issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We would receive gross proceeds in the approximate amount of $3,034,354 assuming the exercise of all the warrants by payment of cash.  To the extent any of these warrants are so exercised, we intend to use the proceeds for general working capital.

Our common stock trades on the Over the Counter Bulletin Board under the symbol “PLNU”.  On December 13, 2007, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.37 per share.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  FOR MORE INFORMATION, SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January          , 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

NOTE REGARDING FORWARD-LOOKING STATEMENTS	8

DESCRIPTION OF BUSINESS	9

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	12

MANAGEMENT	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22

MARKET FOR COMMON EQUITY AND RELATED MATTERS	23

USE OF PROCEEDS	24

SELLING STOCKHOLDERS	24

PLAN OF DISTRIBUTION	26

DESCRIPTION OF SECURITIES	27

INTEREST OF NAMED EXPERTS AND COUNSEL	29

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30

ABOUT THIS PROSPECTUS	30

WHERE YOU CAN FIND MORE INFORMATION	31

VALIDITY OF COMMON STOCK	31

FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision.  All references in this prospectus to “Plastinum”, “we”, “us”, “our” or “our Company” refer to Plastinum Polymer Technologies Corp.

The Company

Plastinum Polymer Technologies Corp. was formed in February of 2000 as NG Plastic, Inc. We changed our name to Plastinum Corp. on May 19, 2006 and to Plastinum Polymer Technologies Corp. on June 26, 2007. Until February 20, 2007, we were a subsidiary of New Generation Holdings, Inc.

We own and develop a patented and proprietary plastic blending technology, whereby various kinds of plastic can be mixed without the use of expensive chemical additives. The uniqueness of this blending technology stems from its potential cost-effective applications in many fields of the plastic industry, from the recycling of plastic electronic scrap to the creation of new thermo plastic compounds.

Focusing on the current WEEE (Waste Electrical and Electronic Equipment) European Union (EU) legislation, we have specifically targeted the mixed plastic computer and consumer electronics scrap sector for the launch of our first commercial-size plant in the Netherlands. Additionally we have researched the California eWaste market which focuses on pure computer scrap in anticipation of opening a second plant in Los Angeles, California. Currently, in this sector, plastic recycling technologies rely on sorting and separating the different plastics by type of polymer prior to recycling. This whole process is inefficient and expensive and delivers an unfinished product; hence most plastic is dumped in landfills or incinerated with troublesome ecological implications.

Our principal executive office is located at 10100 Santa Monica Blvd., Suite 300, Los Angeles, CA 90067. Our telephone number is (310) 651-9972 and our internet address is www.plastinum.com.  Our common stock trades on the Over the Counter Bulletin Board under the symbol “PLNU”.

Recent Developments

Plastinum Spin Off

Until recently, approximately 94% of our shares of common stock were owned by New Generation Holdings, Inc. (“NGH”). On February 20, 2007, NGH effected a pro rata distribution (or "spin off") of all the Plastinum shares it owned to NGH’s stockholders. Plastinum is now an independent entity.

Debt Exchange Agreement

On December 7, 2005, we entered into an agreement with our president and chief executive officer, Jacques Mot, and NGH, pursuant to which NGH issued to Mr. Mot a promissory note in the principal amount of $753,304 representing amounts previously owed to him. On July 10, 2006, the note was converted into 528,629.58 shares of NGH Series A Preferred Stock which, on February 16, 2007, was converted into 38,672,076 shares of NGH common stock. On February 20, 2007, with the effectiveness of the spin off of Plastinum to NGH’s stockholders, Mr. Mot also received 38,672,076 shares of Plastinum common stock.

Consulting Arrangements

Pursuant to an engagement letter with Robert Scherne, CPA, P.C. dated February 10, 2006, we retained Robert Scherne as our interim Chief Financial Officer on a consulting basis. Pursuant to the terms of the engagement letter, we pay Robert Scherne, CPA, P.C. at an hourly rate of $150 per hour, $90 of which is payable in cash and $60 of which is payable in restricted shares of Plastinum common stock.

On March 15, 2006, NGH entered into various Consulting Agreements relating to the provision of advice regarding financing options. Pursuant to those consulting agreements, NGH paid an aggregate of $188,380 and Plastinum issued an aggregate of 1,985,584 shares of its common stock. The consultants also received warrants to purchase an aggregate of 1,985,584 shares of common stock of either NGH or Plastinum at an exercise price of $.35 per share. The resale of the Plastinum common stock issuable upon exercise of the warrants is being registered as part of this prospectus. The Consulting Agreements expired on December 31, 2006.

Private Placement

During November 2007, the Registrant issued an aggregate of 21,050 shares of Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) at a price of $100.00 per share (the “Purchase Price”) to certain non-U.S. investors in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to a Securities Purchase Agreement with the investors (the “Purchase Agreement”). As of the date of this prospectus, the 21,050 shares of Series B-1 Preferred Stock are convertible into 5,539,474 shares of Common Stock, all of which are being registered for resale as part of this prospectus.

Pursuant to the Purchase Agreement, the investors also received warrants exercisable for an aggregate of 1,661,841shares of the our common stock. all of which are being registered for resale as part of this prospectus.

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment.  For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 3 of this prospectus.

The Offering

The selling shareholders identified on page 25 of this prospectus are offering on a resale basis a total of 13,365,691 shares of our common stock, including 5,539,474 shares issuable upon the conversion of outstanding shares of Series B-1 Convertible Preferred Stock and 7,682,141 shares issuable upon the exercise of outstanding warrants.  For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Common stock offered	13,365,691

Common stock outstanding before the offering (1)	96,953,722 shares

Common stock outstanding after the offering (2)	110,175,337 shares

Common stock OTCBB trading symbol	PLNU

(1)
Based on the number of shares outstanding as of December 13, 2007, but does not include (i) 5,539,474 shares issuable upon conversion of preferred stock covered under this prospectus, (ii) 14,052,325 shares issuable upon exercise of outstanding warrants to purchase our common stock, of which 6,370,184 are not covered under this prospectus, (iii) 3,000,000 shares issuable upon the exercise of outstanding options to purchase our common stock not covered under this prospectus and (iv) 1,000,000 shares issuable upon conversion of outstanding convertible debt not covered under this prospectus.

(2)
Assumes the issuance of all shares of common stock offered hereby that are issuable upon conversion of the preferred stock and exercise of warrants covered under this registration statement, but does not include (i) 6,370,184 shares issuable upon exercise of outstanding warrants to purchase our common stock not covered under this prospectus, (ii) 3,000,000 shares issuable upon the exercise of outstanding options to purchase our common stock not covered under this prospectus and (iii) 1,000,000 shares issuable upon conversion of outstanding convertible debt not covered under this prospectus.

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.  We would receive gross proceeds in the amount of $3,034,354 assuming the exercise of all the warrants with respect to which the underlying shares are being offered hereby by payment of cash.  To the extent any of the warrants are exercised, we intend to use the proceeds for general working capital.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our company is suitable only for the persons who can afford the loss of their entire investment.  Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities . We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.

Risks Relating to Our Business

Limited Operating History as Stand-Alone Company

Our operating history as an independent public company began on February 20, 2007 with the completion of the spin off by New Generation Holdings, Inc. (“NGH”) of the approximately 94% of our shares of common stock which it owned. We have not yet generated any operating revenue. There can be no assurance that we will generate operating revenue in the future or that we will be able to put in place the financial and administrative structure necessary to operate as an independent public company, or that the development of such structure will not require a significant amount of our management's time and other resources.

Our Board of Directors and Management Own a Significant Amount of Our Common Stock

As of December 13, 2007, our board of directors and management team held approximately 41.1% of our shares, on a fully-diluted basis assuming the exercise or conversion of all outstanding currently exercisable or convertible derivative securities held by them.  These individuals will collectively continue to have significant control over our operations and affairs.

Employees

As of January 7, 2008, we had ten employees, including Jacques Mot, our Chief Executive Officer, and Nils Berten, our Chief Operating Officer, and through our Dutch subsidiary, Rene Schutte, our Chief Technology Officer, and six plant employees in The Netherlands. Prior to January 1, 2005, Mr. Mot served as a consultant. As we grow, we will need to attract an unknown number of qualified employees. This projected increase in personnel is dependent upon our generating revenues and obtaining sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees.

Potential Fluctuations In Quarterly Operating Results

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside of our control, including: the demand for products or services we may develop; seasonal trends in purchasing; the amount and timing of capital expenditures and other costs relating to the development of our products; price competition or pricing changes in the industry; technical difficulties or system downtime; general economic conditions, and economic conditions specific to the consumer plastics recycling industry. Our quarterly results may also be significantly impacted by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Particularly, at our early stage of development, such accounting treatment can have a material impact on the results for any quarter. Due to the foregoing factors, among others, it is likely that our operating results will fall below our expectations or those of investors in some future quarter.

Dependence Upon Management

Our future performance and success are dependant upon the efforts and abilities of our management. To a very significant degree, we are dependent upon the continued services of Jacques Mot, our president and chief executive officer. If we lost the services of Mr. Mot before we could get a qualified replacement, that loss could materially adversely affect our business. We do not maintain key man life insurance on Mr. Mot.

Lack Of Independent Directors

We do not have a majority of independent directors on our board of directors and we cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers, which are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between our stockholders and us generally and the controlling officers, stockholders or directors.

Doubt as to Ability to Continue as Going Concern

Our independent certified public accountant has stated in their report included in this filing that we have incurred operating losses from our inception, and that we are dependent upon management's ability to develop profitable operations. These factors, among others, may raise substantial doubt about our ability to continue as a going concern.

We anticipate raising any necessary capital from outside investors coupled with bank or mezzanine lenders. We are currently a party to an investment advisory agreement with Valley Road Capital whose purpose is to arrange a private placement of up to $12,000,000 of the Company’s securities. We anticipate financing our business plan through completion of a $12,000,000 private placement of securities. During November 2007, we sold $2,105,000 of securities through that private placement. While we are currently in discussions with additional prospective purchasers with respect to the private placement securities, there can be no assurance that any additional private placement securities will in fact be sold.

Limitation Of Liability And Indemnification Of Officers And Directors

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our certificate of incorporation provides, however, that our officers and directors shall have no liability to our stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our certificate of incorporation and bylaws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Management Of Potential Growth

Subject to receipt of financing, we hope to experience rapid growth which, if achieved, will place a significant strain on our managerial, operational, and financial systems resources. To accommodate our current size and manage growth, we must continue to implement and improve our financial strength and our operational systems, and expand.

There is no guarantee that we will be able to effectively manage the expansion of our operations, or that our systems, procedures or controls will be adequate to support our expanded operations, or that we will be able to obtain facilities to support our growth. Our inability to effectively manage our future growth would have a material adverse effect on us.

Lack of Effective Disclosure Controls and Procedures

We currently have only ten employees, including through our Dutch subsidiary. Given our limited personnel and limited resources, we may be unable to establish effective controls to insure that we are able to make all required public filings in a timely manner. Given similar limited personnel and limited finances, NGH, our parent until February 20, 2007, was not previously able to establish effective controls to insure that they make all required public filings in a timely manner. If we do not make all public filings in a timely manner, our shares of common stock may be delisted from the OTC Bulletin Board. We could also be subject to regulatory action and/or lawsuits by stockholders.

Quantitative And Qualitative Disclosure About Market Risk

We believe that we do not have any material exposure to interest rate or commodity risks. We are exposed to certain economic and political changes in international markets where we compete, such as inflation rates, recession, foreign ownership restrictions, and trade policies and other external factors over which we have no control.

Our financial results are quantified in U.S. dollars and a majority of our obligations and expenditures with respect to our operations are incurred in Euros, with the balance in U.S. dollars and Swiss franc. Our functional currency has been the Euro. Although we do not believe we currently have any materially significant market risks relating to our operations resulting from foreign exchange rates, due to our limited operations, our lack of revenue and that the Euro and Swiss franc are not highly inflational,, if we enter into financing or other business arrangements denominated in currency other than the U.S. dollars, variations in the exchange rate may give rise to foreign exchange gains or losses that may be significant.

We currently have no material long-term debt obligations other than $500,000 in convertible debt. We do not use financial instruments for trading purposes and we are not a party to any leverage derivatives.

Risks Relating to Our Common Stock

Resale of Shares Offered by this Prospectus Could Adversely Affect the Market Price of Our Common Stock and Our Ability to Raise Additional Equity Capital

The sale, or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities.  This prospectus covers the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale 13,365,691 shares of our common stock. This figure represents approximately 12.1% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement (assuming the conversion of all of the preferred stock and exercise of all of the warrants for which the underlying shares of common stock are registered hereunder).

When the registration statement that includes this prospectus is declared effective, 13,365,691 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares offered hereby, the selling stockholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Certificate of Incorporation Grants the Board of Directors the Power to Designate and Issue Additional Shares of Common and/or Preferred Stock.

Our authorized capital consists of 260,000,000 shares, of which 250,000,000 are designated as common stock, par value $.01 per share, and 10,000,000 shares are designated as preferred stock, par value $.01 per share.

Our certificate of incorporation grants our Board of Directors authority to, without any action by our stockholders, designate and issue, from our authorized capital, shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

Lack of Liquid Trading Market for Common Stock

Although our stock is quoted on the Over the Counter Bulletin Board of the National Association of Securities Dealers, Inc. (the “OTCBB”) under the symbol “PLNU”, our trading history is limited and the market for our common stock is not liquid as there have been days when our stock did not trade even though it is was quoted.

Limited Market Due To Penny Stock

Our stock differs from many stocks, in that it is considered a penny stock. The Securities and Exchange Commission has adopted a number of rules to regulate penny stocks. These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because our securities probably constitute penny stock within the meaning of the rules, the rules would apply to our securities and us. The rules may further affect the ability of owners of our stock to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Furthermore, the penny stock designation may adversely affect the development of any public market for our shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in penny stock is suitable for customers. Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years. Section 15(g) of the Exchange Act, and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stock. Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company's stockholders to resell their shares to third parties or to otherwise dispose of them.

The Trading Price Of Our Common Stock May Decrease Due To Factors Beyond Our Control

The trading price of our common stock will be subject to significant fluctuations in response to numerous factors, including:

•	Variations in anticipated or actual results of operations;

•	Announcements of new products or technological innovations by us or our competitors;

•	Changes in earnings estimates of operational results by analysts;

•	Results of product demonstrations;

•	Inability of market makers to combat short positions on the stock;

•	Inability of the market to absorb large blocks of stock sold into the market;

•	Comments about us or our markets posted on the Internet.

Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

We Pay No Dividends

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any earnings for funding growth however these plans may change depending upon capital raising requirements.

Sarbanes-Oxley and Federal Securities Laws Reporting Requirements Can Be Expensive

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to shareholders, are significant and may increase in the future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Form SB-2, in filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company cautions readers not to place undue reliance on any forward looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. The Company's actual results for future periods could differ materially from those anticipated or projected.

Unless otherwise required by applicable law, the Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

DESCRIPTION OF BUSINESS

Introduction

Plastinum Polymer Technologies Corp. ("we," "us,", “our”, "Plastinum" or “the Company") is a Delaware corporation originally formed under the name NG Plastic, Inc. in February of 2000. We changed our name to New Generation Plastic, Inc. in May of 2000. On May 19, 2006, we changed our name to Plastinum Corp. On June 26, 2007, we changed our name to Plastinum Polymer Technologies Corp. Prior to February 20, 2007, we were a subsidiary of New Generation Holdings, Inc. ("NGH"), which owned approximately 94% of our outstanding common stock. On February 20, 2007, NGH effected a pro rata distribution of our common stock (commonly referred to as a "spin off") pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder. As a result, NGH no longer has any ownership interest in us.

We are a development stage company, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7"), and we are currently developing a patented and proprietary technology designed to process and mechanically blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, we intend to market the technology primarily in the United States and the European Union (the "EU"). To date, we have generated no sales revenues, have incurred significant expenses and have sustained significant recurring losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from entering the development stage on April 7, 2003 through September 30, 2007, we accumulated losses of $6,920,605.

Our common stock is approved for quotation and trades on the Over the Counter Bulletin Board under the symbol “PLNU”.  On December 13, 2007, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.37 per share.

Our Spin Off

At December 31, 2006, NGH owned approximately 94% of our issued and outstanding equity securities. On January 31, 2007, NGH filed definitive proxy materials (after having originally filed preliminary proxy materials on July 12, 2006) with the SEC for the purpose of, among other things, approving a pro rata distribution (or "spin off") of Plastinum to NGH’s stockholders whereby the stockholders of NGH would receive one share of Plastinum common stock for each share of NGH common stock the stockholder owned. On February 16, 2007, a meeting of NGH’s stockholders was held where all of the matters to be voted upon as set forth in the definitive proxy materials were approved and/or ratified. The spin off of Plastinum was thereafter effected on February 20, 2007 and NGH no longer owns any interest in us or our business.

Our Business

Plastinum Process

We own a patented plastic blending technology whereby various kinds of plastic can be mechanically mixed ,which enables the production of new homogeneous, commercially usable compounds from a varied stream of otherwise incompatible waste plastic or virgin plastic feedstock (the "Plastinum Process").

We believe that the Plastinum Process technology is unique in its ability to combine mixed plastic, including blending different polymers that are normally incompatible, into homogenous compounds (the "Plastinum Compounds") by means of a purely mechanical process. These Plastinum Compounds are created without the use of costly chemical additives, known as compatibilizers, which are typically used to link non-compatible resins.

The core of the Plastinum technology consists of a mechano-chemical chamber that creates in situ compatibilization of otherwise non-compatible polymers, resulting in a continuous mix that offers similar properties as virgin polymers. The process has the ability to mix multiple non-compatible polymers and create new, blended compounds that can be used as ingredients in conventional plastic manufacturing processes.

Market

The uniqueness of the Plastinum Process blending technology stems from its potential cost-effective applications in many fields of the plastic industry, from the recycling of plastic electronic scrap to the creation of new thermo plastic compounds.

Focusing on the current WEEE (Waste Electrical and Electronic Equipment) European Union (EU) legislation, we have specifically targeted the mixed plastic computer and consumer electronics scrap sector for the launch of our first commercial-size plant. Additionally we have researched the California eWaste market which focuses on pure computer scrap in anticipation of opening a second plant in Los Angeles, California. Currently, in this sector, plastic recycling technologies rely on sorting and separating the different plastics by type of polymer prior to recycling. This whole process is inefficient and expensive and delivers an unfinished product; hence most plastic is dumped in landfills or incinerated with troublesome ecological implications.

We believe that our blending technology is unique and can add value particularly in this sector, since it can treat various types of plastic scrap, and it does not require separation or chemical additives (compatibilizers). More importantly, we believe that the process is environmentally friendly and can be undertaken on economically viable terms. We believe that the cost to manufacturers or other users of our recycled plastic compound will be lower than virgin ABS cost.

Competition

Our major competitors consist of companies that purchase mixed plastic waste in order to separate and regrind, which entails a different process from our blending process. The separation process is complex and may result in a large loss of material, which makes that process more costly than our blending process. Also the separation process delivers an unfinished product, whereas the Plastinum Compounds are end products usable within the polymer processing industry without further modification. Therefore, we believe that our main competition will be within the acquisition of eWaste materials.

Patents

The Plastinum Process is currently protected by U.S. Patent Number 6,107,400 and European Patent Number 92907183.5-2307. To date, we have not been involved in any patent infringement or trade secret actions.

Research and Development

In 2005, we spent approximately $715,000 on research and development of the Plastinum technology. In 2006, we spent approximately $719,000 on research and development of the Plastinum technology. During the nine months ended September 30, 2007, we spent approximately $624,000 on research and development. Through September 30, 2007, we have spent approximately $2,238,000 on research and development of the Plastinum technology. We anticipate expending approximately $1,000,000 towards research and development activities during the next twelve months in connection with the continued development of the Plastinum technology.

Number of Employees

As of January 7, 2008, we had ten employees, including Jacques Mot, our Chief Executive Officer, and Nils Berten, our Chief Operating Officer, and through our Dutch subsidiary, Rene Schutte, our Chief Technology Officer, and six plant employees in The Netherlands. We also use independent contractors to fulfill various research and development and administrative functions.

Environmental Matters

We believe that we are in compliance with all current federal, state and EU environmental laws and currently have no costs associated with compliance with environmental laws or regulations. However there can be no assurance that such costs will not be incurred in future to the extent the Plastinum Process technology is exploited.

Dependence On Key Customers; Major Suppliers

We do not as yet have any customers or suppliers and are therefore not dependent on any customer or supplier.

Legal Proceedings

In the ordinary course of business, we may be involved in legal proceedings from time to time. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position, results of operations or liquidity. We will seek to minimize disputes but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

Description of Property

We lease our plant in The Netherlands pursuant to a lease with an annual rental of approximately $84,000. The lease is scheduled to terminate on April 19, 2008, but renewable for consecutive 12 month periods at our option.

We have a month to month oral lease for approximately 150 square feet of office space located at 30 Blvd Helvetique CH-1204, Geneva, Switzerland.

We pay approximately $430 per month for use of a conference room, on an as needed basis, at 245 Park Avenue, New York, NY.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus.  This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Management's Plan of Operation

Overview

At September 30, 2007, we were pursuing a business plan related to the Plastinum Process described below and were considered to be in the development stage as defined by SFAS No. 7, “ Accounting and reporting by Development Stage Enterprises“.

The Plastinum Process

Plastinum owns and is developing patented and proprietary plastic blending technology, whereby various kinds of plastic can be mixed without the use of expensive chemical additives (the “Plastinum Process”). We believe that the uniqueness of this blending technology stems from its potential cost-effective applications in many fields of the plastic industry from the recycling of computer scrap to the creation of new thermo plastic compounds and, in conjunction with saw dust, to the creation of new versions of wood plastic.

Plastinum’s mission is to commercialize the technology through applications in the virgin plastic markets (polymer alloys) and the plastic recycling sector (recycling of obsolete computer and other electronic equipment).

Plastinum believes its patented proprietary process, the Plastinum technology, is capable of producing homogeneous, commercially usable polymer end products from mixed virgin plastic and/or recycled waste plastic without chemical additives, or so-called compatibilizers, which link non-compatible resins.

We are currently in the process of implementing our business plan and during October 2006 we opened a pilot plant in the EMMTEC Industry & Business Park, The Netherlands. This plant is our showcase for the recycling of plastic waste coming from the WEEE (Waste of Electrical and Electronic Equipment) sector (“eWaste”). We have specifically targeted the mixed plastic computer and consumer electronics scrap sector for the launch of our first commercial-size plant in the Netherlands. Additionally we have researched the California eWaste market which focuses on pure computer scrap in anticipation of opening a second plant in Los Angeles, California. Currently, in this sector, plastic recycling technologies rely on sorting and separating the different plastics by type of polymer prior to recycling. This whole process is inefficient and expensive and delivers an unfinished product; hence most plastic is dumped in landfills or incinerated with troublesome ecological implications

We have a research agreement in place with Polymer Service Center B.V. Groningen (“PSC”) in The Netherlands. PSC is commissioned to accelerate the development and commercialization of the Plastinum technology. The research objectives of the PSC agreement are to:

•	demonstrate the improved performance of the Plastinum technology relative to conventional blending equipment;

•	demonstrate the commercial potential of the Plastinum technology by processing several readily available mixed plastic waste streams and innovative blends from virgin materials; and

•	gain process understanding to predict material properties and develop quality control software in commercial machines.

The strategies for commercial implementation of the Plastinum technology range from stand-alone plants, such as the plants described above, to units integrated within an existing plastic processing facility, to licensing arrangements with potential joint-venture partners.

We are currently discussing various possibilities for the acquisition of source materials with interested parties in the European Union (“EU”) as well as in the U.S. and Asia. The potential acquisition strategies would involve either profit sharing collaboration or the straight purchase of source materials. We have not yet reached agreement with any such parties.

In the EU, it is anticipated that source materials will be purchased from specific sources. We are currently being assisted by two separate waste consulting and trading companies, both located in The Netherlands. Both companies have preliminarily indicated that they will assist in the organization of the supply of plastic eWaste and/or sale of the finished products. Terms are being negotiated but these companies understand that if we reach agreement with them, we intend to pay them based on sales of the Plastinum products

Plan of Operation

Our plan of operation for the twelve month period following the date of this prospectus is to:
•	Proceed with research and development with PSC for virgin market applications and the development of new virgin compounds.

•	Open a commercial plant in the United States for the recycling of eWaste, planned for 2008.

•	Open a commercial plant in the EU for the recycling of eWaste, planned for the beginning of 2008.

We currently have budgeted $8,150,000 in cash expenditures for the twelve month period following the date of this prospectus, including (1) $1,000,000 to cover our projected general and administrative expense during this period; (2) $1,000,000 for research and development activities; (3) $150,000 to cover our Netherlands showcase facility; (4) $3,000,000 for a United States plant; and (5) $3,000,000 for an EU plant.

We will need to raise additional funds in order to execute our entire business plan, namely, expansion through the set-up of two major eWaste Recycling plants, of which one will be in the Netherlands and one will be in the U.S. We anticipate financing our business plan through completion of a $12,000,000 private placement of securities. During November 2007, we sold $2,105,000 of securities through that private placement. While we are currently in discussions with additional prospective purchasers with respect to the private placement securities, there can be no assurance that any additional private placement securities will in fact be sold. Should we not be able to raise the necessary funding, we may have to substantially curtail our proposed expansion.

Our anticipated costs and projected completion dates described above are estimates based upon our current business plan, known resources and market dynamics. Our actual costs or actual project completion dates could vary materially from those projected.  Our management team is continually re-evaluating our core business plan as it relates to our monitoring products and identifying new applications and markets for our technology.  We may at any time decide to terminate our ongoing development plans with respect to products and services if they are deemed to be impracticable or not to be commercially viable.  Further changes to our current business plan could also result, such as the acquisition of new products or services or the decision to manufacture our own products, resulting in a change in our anticipated strategic direction, investments, and expenditures.

Results of Operations

Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006

Operating losses increased from $557,962 in 2006 to $558,884 in 2007. The increase of $922 was the result of an increase of $80,489 in research and development expenses, from $40,095 in 2006 to $120,584 in 2007, partially offset by a decrease in general and administrative expenses of $79,567, from $517,867 in 2006 to $438,300 in 2007. The primary components of our general and administrative expenses are compensation expense, consulting fees and professional fees. Our expenses have increased as we have continued the development of the Plastinum technology, opened our pilot plant during the fourth quarter of 2006, and continue to position ourselves to become an operating company.

Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Operating losses increased from $1,290,062 in 2006 to $1,754,420 in 2007. The increase of $464,358 was the result of an increase of $133,115 in general and administrative expenses, from $997,378 in 2006 to $1,130,493 in 2007, and an increase in research and development expenses of $331,243, from $292,684 in 2006 to $623,927 in 2007. The primary components of our general and administrative expenses are compensation expense, consulting fees and professional fees. Our expenses have increased as we have continued the development of the Plastinum technology, opened our pilot plant during the fourth quarter of 2006, and continue to position ourselves to become an operating company.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Operating losses decreased from $2,522,334 in 2005 to $1,933,686 in 2006. The decrease of $588,648 was primarily the result of a decrease of $592,601 in general and administrative expenses, from $1,806,847 in 2005 to $1,214,246 in 2006, partially offset by an increase in research and development expenses of $3,953, from $715,487 in 2005 to $719,440 in 2006. The decrease in general and administrative expense results primarily from decreased consulting expenses and professional fees. The decrease in these areas is attributable to our public filings (through NGH) becoming current during 2005 and the implementation of our business strategy in 2005.

We were a wholly owned subsidiary of NGH as of the year ended December 31, 2005 and through May 24, 2006, and NGH owned approximately 94% of our common stock until February 20, 2007, at which time NGH effected a pro rata distribution of our common stock (commonly referred to as a "spin off") pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder. Through June 30, 2006 all of our research and development costs and overhead expenses have been paid or incurred by NGH. Certain overhead and general and administrative expenses have been allocated to us, with the offsetting credit to additional paid-in capital. Allocations of these expenses include officer salaries, accounting and legal fees, rent, and other general office expenses. Management believes that these allocation methodologies are reasonable. The expenses allocated are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent public entity and had managed these functions. We may incur additional general administrative expenses and other costs as a result of operating independently of NGH.

Liquidity and Capital Resources

As of September 30, 2007 we had a deficit in working capital of $1,048,408. For the nine months ended September 30, 2007, net cash used by operating activities was $1,712,511, resulting primarily from a loss of $1,809,036.

During the nine months ended September 30, 2007, we received $1,470,871 in proceeds from the exercise of warrants to purchase 3,942,512 shares of our common stock.

During the nine months ended September 30, 2007, we received $214,615 in working capital advances from Mr. Jacques Mot, our president and CEO, to fund operations. As of September 30, 2007, the amount of net unrepaid advances received from Mr. Mot aggregated $672,335. The advances are non-interest bearing

As of December 31, 2006 we had a deficit in working capital of $684,158. For the year ended December 31, 2006, net cash used by operating activities was $1,414,477, resulting from a loss of $1,968,718 partially offset by stock based compensation expense of $240,268 and an increase in accounts payable and accrued expenses of $274,305.

During 2006 we received proceeds from convertible loans aggregating $500,000. The loans bear interest at a rate of 8% per annum and are initially convertible into an aggregate of 1,000,000 shares of our common stock. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.50 per share.

On May 24, 2006, we issued 1,430,000 shares of our common stock to Lombard Odier Deutsch CIE for an aggregate purchase price of $500,500 as a result of a partial exercise of a warrant issued by NGH.

During June and August of 2006, we issued an aggregate of 1,985,584 shares of our common stock in consideration for services provided pursuant to consulting agreements with NGH.

On July 10, 2006, we entered into a Convertible Loan Agreement with Mr. Jacques Mot and a third party pursuant to which we borrowed an aggregate of $500,000. The loans are convertible into an aggregate of 1,000,000 shares of our Common Stock. If not converted earlier, the notes mature on May 31, 2010. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $.50 per share. On March 14, 2007, the warrants held by the third party were exercised, resulting in the issuance of 600,000 shares of our common stock and proceeds to us of $300,000.

Our current funding has enabled us to open the pilot plant. We anticipate that financing our full business plan will require $5,000,000 for the opening of the U.S. plant, $5,000,000 for the opening of the EU plant and $2,000,000 for working capital needs. We anticipate raising such funds through a private placement of securities. During November 2007, we sold $2,105,000 of securities through that private placement. While we are currently in discussions with additional prospective purchasers with respect to the private placement securities, there can be no assurance that any additional private placement securities will in fact be sold. Should we not be able to raise the necessary funding, we will not be able to implement our complete business plan. In connection with such private placement, we are party to an investment advisory agreement with Valley Road Capital.

In addition to the need for substantial capital in order to implement our business plan and expansion, we currently do not have sufficient capital resources to meet projected cash flow deficits for ongoing operations and we will need additional capital to continue our operations. We will endeavor to raise funds through the sale of equity shares, debt financing and revenues from operations. If we are unable to raise additional capital through debt or equity financings, on terms acceptable to us, and are not successful in generating sufficient liquidity from operations, then this lack of financing would have a material adverse effect on our business, results of operations, liquidity and financial condition.

There can be no assurance that we will generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. Failure to obtain such capital or generate such operating revenues would have an adverse impact on our financial position and results of operations and our ability to continue as a going concern. Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our plastic services and products. There can be no assurance that additional private or public financings including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we raise additional funds by issuing equity securities, existing stockholders may experience a dilution in their ownership. In addition, as a condition to giving additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders

Off Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Critical Accounting Policies and Estimates

Our Management Discussion and Analysis or Plan of Operation is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America.  The preparation of these consolidated financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies and pronouncements involve the most complex, difficult and subjective estimates and judgments:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

Going Concern

We have not generated any revenue since the date of our inception and, at present, we have insufficient capital on hand to fund our operations through 2007. The foregoing matters raise substantial doubt about our ability to continue as a going concern.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 will also require significant additional disclosures. This Interpretation will be effective for fiscal years beginning after December 15, 2006. We will implement this Interpretation in the first quarter of 2007 on a prospective basis. We are currently evaluating the potential impact this Interpretation will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”  , which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by us beginning in the first quarter of 2008. We are currently evaluating the potential impact this standard may have on our financial position and results of operations, but do not believe the impact of the adoption will be material.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 was issued in order to eliminate the diversity of practice in how public companies quantify misstatements of financial statements, including misstatements that were not material to prior years’ financial statements. We will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. We have evaluated the potential impact SAB 108 may have on our financial position and results of operations and do not believe the impact of the application of this guidance will be material.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this filing:

Name	Age	Position and Offices with the Company
Jacques Mot	51	Chairman of the Board of Directors, President and CEO
Marcel Rokegem	58	Director
Robert Scherne	51	Chief Financial Officer
Nils Berten	39	Chief Operating Officer

Jacques Mot served as the Chairman of the Board, President and CEO for NGH and Plastinum from April of 1999 to January 24, 2000 and again from February 2002 until the present. Mr. Mot was also a Director of Argenta & Magnum Management Company Ltd. - - Gibraltar, a company that was engaged in providing financial advisory services. From 1987 to 1992, Mr. Mot was the General Manager and Director of Iesa Investissements S.A., a portfolio management and investment company, where he handled portfolio and investment management on a confidential basis. Mr. Mot attended the University of Lausanne, Switzerland studying economics from 1976-1979.

Marcel Rokegem has served as a Director of NGH and Plastinum since 1999. As of 1991 he acted as an independent investment consultant. From 1987 to 1991 he was co-founding partner and director of Euro Suisse Securities, a member of the London Stock Exchange. From 1982 to 1987 he was co-founding partner and director of Jesup and Lamont International, an affiliate of Jesup and Lamont Securities Co., a member of the New York Stock Exchange and one of the oldest Wall Street firms. Prior to that Mr. Rokegem was partner in charge of the international department of Biard, Hombergen, Pringiers and Co., a member of the Brussels Stock Exchange. He started his career with Kredietbank in Brussels where he was responsible for international equity trading and sales. He attended the Antwerp Jesuit University where he studied AES (Applied Economic Science). He is a diploma holder from I.S.M.A. and is an officially recognized insurance consultant.

Robert Scherne has provided his services as the interim Chief Financial Officer of NGH and Plastinum since February 2006 on a leased basis through Robert C. Scherne, CPA, PC, a company that specializes in providing financial management personnel to businesses on a temporary basis. Mr. Scherne has been the principal of Robert C. Scherne, CPA, PC, since March 2003. Prior to that, Mr. Scherne was employed as an accountant by Merdinger, Fruchter Rosen and Company from December 1993 to December 2002; by Louis Sturz & Co. and its successor firm Grossman, Russo & Shapiro from July 1986 until November 2002; and by L.H. Frishkoff &Co. and its successor firm A. Uzzo &Co. from July 1978 to June 1986. Mr. Scherne holds a Bachelors of Business Administration degree in Accounting from Pace University (New York City), and is an active member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Mr. Nils Berten recently began his service as Chief Operating Officer of Plastinum on January 7, 2008. Prior to that, he was employed by Slokker Sales BV beginning in 2005 where he was responsible for setting up a financial services company for Coldwell Banker Realtors Netherlands and overseeing international real estate investments. From 2004, Mr. Berten has also been the owner of Funhaler, a company that developed a new product for the young consumer. From 2003, he has also been the co-owner of Klaus Vastgoed, a real estate investment company. Prior to that, from 1999 to 2003, he was a franchisee of Financieel Compleet.

The Board of Directors has determined that Mr. Rokegem is “independent” as that term is used in Item 7(d) (3) (iv) of Schedule 14A of the Exchange Act.

No familial relationships exist between any Directors and any Executive Officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer during the fiscal year ended December 31, 2006 and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2006 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executive officers”).

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jacques Mot	2006	283,500	-	-	120,134	(1)	-	-	-	403,634
Chief Executive Officer	2005	243,000	-	-	-		-	-	-	243,000

Patrick Sulzer (2)	2006	91,377	-	-	120,134	(1)	-	-	-	211,511
Chief Operating Officer	2005	96,500	-	-	-		-	-	-	96,500

(1) On July 12, 2006, Mr. Mot and Mr. Sulzer were each granted a five year option to purchase 3,000,000 shares of Plastinum common stock at an exercise price of $0.10 per share. The options vest over a three year period with 1,000,000 options vesting on the first, second and third anniversaries of the grant date. The option grant was valued using the Black Scholes option pricing model assuming a two year life, no expected dividend payments, a volatility of 136% and a risk free rate of 4.9%.

(2) As of March 27, 2007, Mr. Sulzer was no longer employed by us and the 3,000,000 options granted to him on July 12, 2006 were canceled.

Executive Employment Agreements

NGH entered into a Consulting Agreement with Jacques Mot dated July 5, 2000 pursuant to which Mr. Mot receives $27,000 per month for his services to the Company. The Agreement has a one (1) year term with automatic renewal unless terminated by either party. As of January 1, 2005, Mr. Mot became an employee of NGH and Plastinum and until October 31, 2007 he received the same compensation as he received under his Consulting Agreement.

On December 3, 2007, the Compensation Committee and the Board of Directors of the Company authorized and ratified payment of a base salary of $60,000 per month to Mr. Mot effective November 1, 2007 as compensation for services being provided by him to the Corporation in his capacity as President and Chief Executive Officer of the Corporation. Mr. Mot is be permitted to receive his compensation in the form of shares of the Company’s common stock, at Mr. Mot’s sole election and at any time prior to the payment thereof, at a price per share equal to $0.39 (the average closing bid price of the Company’s common stock on the Over-the-Counter Bulletin Board during October 2007).

Pursuant to an engagement letter with Robert Scherne, CPA, P.C. dated February 10, 2006, NGH and Plastinum retained Robert Scherne as interim Chief Financial Officer on a consulting basis. Pursuant to the terms of the engagement letter, through December 31, 2006, Mr. Scherne was paid at an hourly rate of $150 per hour, $90 of which was payable in cash and $60 of which was payable in restricted shares of NGH common stock. The amount of common stock due to Mr. Scherne was determined on a monthly basis by dividing $60 per billed hour by 50% of the average trading price of NGH common stock for the prior ninety days. As of January 1, 2007, Mr. Scherne has received the equity portion of his compensation in the form of either NGH shares or Plastinum shares, depending upon his efforts for the two entities, utilizing the same formula described above. Mr. Scherne's engagement may be terminated by either party upon notice to the other party. Mr. Scherne also received the number of shares of Plastinum common stock equal to the number of NGH shares earned at December 31, 2006 as a result of the spin off of Plastinum..

On January 3, 2008, Plastinum entered into an Employment Agreement with Mr. Nils Berten pursuant to which Mr. Berten was appointed the Chief Operating Officer of the Registrant effective January 7, 2008. Pursuant to the Employment Agreement, Mr. Berten will receive an initial base salary of €115,200 per year. The base salary will rise to €163,200 after six months upon the satisfaction of certain conditions. Mr. Berten will also be entitled to a bonus payment of between 25% and 75% of his base salary, dependant on the attainment of performance targets, and will be entitled to receive payments during the term of his employ towards retirement savings as well as other standard benefits. The Employment Agreement may be terminated at any time by either party by providing notice to the other party. However, if Plastinum terminates the Employment Agreement without Cause (as defined in the Employment Agreement), Mr. Berten will be entitled to continue to receive his base salary for a three month period.

Outstanding Equity Awards At Fiscal Year-End Table

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Estimated Per Share Market Value at Grant Date if Greater than Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jacques Mot	-	3,000,000	3,000,000	0.10	0.29	7/10/2011	-	-	-	-

Patrick Sulzer (1)	-	3,000,000	3,000,000	0.10	0.29	7/10/2011	-	-	-	-

(1) As of March 27, 2007, Mr. Sulzer was no longer employed by us and the 3,000,000 options granted to him on July 12, 2006 were canceled.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marcel Rokegem	28,674	-	-	-	-	-	28,674

We do not currently have a compensation plan for members of our Board of Directors for service on our Board, but we expect that a compensation plan for Directors will be adopted in the future, and Directors are eligible to receive options under our existing stock option incentive plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, certain information, as of January 7, 2008, regarding beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our current executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Jacques Mot(2)	40,572,076	41.1%
Marcel Rokegem	50,000	* %
Robert Scherne	95,923	* %
Nils Berten	400,000	* %
Lombard Odier Darier Hentsch & CIE (3) Rue de La Coraterie 11 1204 Geneva, Switzerland	10,000,000	10.0%
Richard de Tscharner (4) Rue de La Coraterie 11 1204 Geneva, Switzerland	11,000,000	10.9%
Gommaire Verbruggen (5) Holleblokstraat 33 Scherpenheuvel, Belgium 3270	6,124,200	5.9%
All executive officers and directors as a group (3 persons)	41,117,999	41.6%

* less than 1%

(1)
Shares of common stock subject to warrants or other instruments currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the number of shares beneficially owned and the percentage of outstanding shares of the class held by a person holding such warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)
Consists of (i) 400,000 shares issuable upon conversion of a $200,000 convertible loan made by Mr. Mot on July 10, 2006, (ii) immediately exercisable warrants to purchase an additional 400,000 shares of common stock at an exercise price of $0.50 per share, (iiii) 1,000,000 shares issuable upon exercise of immediately exercisable options and (iv) 38,772,076 issued and outstanding shares of common stock. Does not include unvested options issued to Mr. Mot to purchase 2,000,000 shares of common stock.

(3)
Consists of (i) 7,300,000 issued and outstanding shares of common stock and (ii) immediately exercisable warrants to purchase 2,700,000 shares at an exercise price of $0.35 per share. Mr. Richard de Tscharner has shared voting control over the shares and warrants held by Lombard Odier Darier Hentsch & CIE.

(4)
Richard de Tscharner is an affiliate of Lombard Odier Darier Hentsch & CIE (“LODH”) and has shared voting control over shares and warrants held by LODH. Beneficial ownership consists of (i) 7,300,000 issued and outstanding shares of common stock held by LODH, (ii) immediately exercisable warrants, held by LODH, to purchase 2,700,000 shares at an exercise price of $0.35 per shares and (iii) 1,000,000 shares issuable upon conversion of Series B-1 Convertible Preferred Stock owned by Mr. de Tscharner. Does not include 300,000 shares issuable pursuant to a warrant held by Mr. de Tscharner which is not exercisable until May 7, 2008.

(5)	Includes immediately exercisable warrants to purchase 3,062,100 shares of common stock at a purchase price of $0.35 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a Debt Exchange Agreement with our president and chief executive officer, Jacques Mot and NGH dated as of December 7, 2005. Pursuant to the Debt Exchange Agreement, NGH issued Mr. Mot a Convertible Promissory Note in the original principal amount of $753,304 representing outstanding amounts owed to him under his Consulting Agreement through December 31, 2004. The Convertible Promissory Note bore interest at a rate of 10% per annum, was payable on demand and was convertible at the option of Mr. Mot into shares of NGH Preferred Stock, or into shares of Plastinum Preferred Stock, subject to stockholder approval of the "spin off" of Plastinum. The conversion rate under the note was $1.507 per share of Preferred Stock (whether NGH or Plastinum) and each share of Preferred Stock was convertible into 73 shares of Common Stock subject to adjustment for stock splits, stock dividends or similar transactions.

On July 10, 2006, the Company, Mr. Mot, and NGH entered into an Election to Convert and Amendment to Debt Exchange Agreement which amended the Debt Exchange Agreement dated as of December 7, 2005. Pursuant to the Election to Convert and Amendment to Debt Exchange Agreement, Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note issued by NGH to Mr. Mot in the approximate outstanding balance of $796,645 into 528,629.58 shares of NGH Series A Preferred Stock. On February 16, 2007, the Series A Preferred Stock automatically converted into 38,672,076 shares of NGH Common Stock upon the filing of an Amendment to NGH’s Certificate of Incorporation increasing the number of authorized shares of NGH’s Common Stock to 150,000,000 shares. On February 20, 2007, with the effectiveness of the "spin-off" of Plastinum to NGH’s stockholders, Mr. Mot also received the same number of shares of common stock of Plastinum.

On March 31, 2005, NGH issued to WBEMS 2005, LLC a warrant (the “Warrant”) to purchase 200,000 shares of NGH common stock and pursuant to a Joinder Agreement dated June 2, 2006, the Warrant may now be exercised for 200,000 shares of our common stock as well. The Warrant is exercisable for a period of three years at an exercise price of $0.25 per share. WBEMS 2005, LLC is 100% owned by the principals of our outside legal counsel, Westerman Ball Ederer Miller & Sharfstein, LLP (“WBEMS”), and the warrant was issued at the approximate fair market value as additional compensation for legal services rendered. As of December 13, 2007, affiliates of WBEMS owned 125,253 shares of our common stock in addition to the Warrant.

On July 10, 2006, Plastinum entered into a Convertible Loan Agreement with Mr. Jacques Mot and a third party pursuant to which Plastinum borrowed an aggregate of $500,000, of which $200,000 was from Mr. Mot. The loans are convertible into an aggregate of 1,000,000 shares of Plastinum Common Stock. If not converted earlier, the notes mature on May 31, 2010. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of Plastinum common stock at an exercise price of $.50 per share. On March 14, 2007, the warrants held by the third party were exercised, resulting in the issuance of 600,000 shares of our common stock and proceeds to us of $300,000. The resale of the common stock so issued and of the common stock issuable upon the conversion of the convertible debt loan held by the third party is being registered as part of this prospectus.

As of September 30, 2007, Plastinum received advances from Mr. Jacques Mot aggregating $672,335 for working capital purposes. The advances are non-interest bearing.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began trading on the Over the Counter Bulletin Board under the symbol “PLNU” and began trading during April 2007. On December 13, 2007, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.37 per share. As of December 13, 2007, there were 96,953,722 shares of our common stock outstanding, of which 50,735,723 were held by non-affiliates of the Company. As of December 13, 2007, 23,591,799 shares of our common stock were subject to issuance under outstanding options or warrants to purchase, or securities convertible into, our common stock. As of December 13, 2007, there were 10,274,752 shares of our common stock issued and outstanding that could be sold under Rule 144 under the Securities Act or that we have agreed to register under the Securities Act for sale, 144,076 of which are being registered hereunder.

Holders

The number of record holders of our common stock as of December 13, 2007, was approximately 167 based on information received from our transfer agent.  This amount excludes an indeterminate number of shareholders whose shares are held in “street” or “nominee” name.

Dividends

We have not paid any dividends since our inception. We do not anticipate paying dividends on our common stock in the foreseeable future but plan to retain earnings, if any, for the operation and expansion of our business.

Securities Authorized For Issuance Under Equity Compensation Plans

Equity Compensation Plan Information at Fiscal Year-End

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,000,000	$0.10	9,000,000
Equity compensation plans not approved by security holders	-		-
Total (1)	6,000,000		9,000,000

(1) Of the options outstanding at December 31, 2006, 3,000,000 were held by an employee whose employment terminated as of March 27, 2007. Those options had not yet vested and were canceled and became available for future issuances at that time.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.  We would receive gross proceeds in the amount of $3,034,354 assuming the exercise of all the warrants with respect to which the underlying shares are being offered hereby by payment of cash.  To the extent any of the warrants are so exercised, we intend to use the proceeds for general working capital.

SELLING STOCKHOLDERS

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Each selling stockholder’s percentage of ownership in the following table is based on 96,953,722 shares of common stock issued and outstanding as of December 13, 2007.  Shares of common stock subject to warrants currently exercisable or exercisable within 180 days from December 13, 2007 are deemed outstanding for computing the percentage ownership of the person holding the warrants, but are not deemed outstanding for computing the percentage of any other person.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. The selling stockholders may dispose of all, part or none of their shares.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided to us the information regarding their shares of common stock.

Except as specifically noted, the shares of common stock registered hereunder are either (i) issued and outstanding, (ii) issuable upon conversion of Series B-1 Convertible Preferred Stock, (iii) issuable upon exercise of outstanding warrants exercisable at $0.57 per share or (iv) issuable upon exercise of outstanding warrants exercisable at $0.57 per share, each as set forth in the appropriate column in the following table. The shares of Series B-1 Convertible Preferred Stock which are convertible into shares of common stock being registered hereunder were acquired by the holders thereof during November and December 2007 pursuant to a private placement conducted by the Company at which time they also acquired warrants to purchase shares of common stock equal to approximately 23% of the number of shares of common stock issuable upon conversion of such Series B-1 Convertible Preferred Stock, all of which shares are being registered hereunder and are exercisable at $.57 per share. All other warrants upon the exercise of which shares of common stock are issuable and being registered hereunder were acquired by the holders thereof pursuant to a private placement conducted by NGH from July 16, 2004 through June 9, 2006, whereby each selling stockholder purchased shares of common stock of NGH at a purchase price of $0.10 per share and, in general, received one warrant for the purchase of NGH common stock, exercisable at $0.35 per share, for each share of NGH common stock purchased. Subsequently, in contemplation of the spin-off of Plastinum by NGH, the terms of the warrants were modified to permit their exercise for shares of either NGH common stock or Plastinum common stock, all other terms remaining the same.

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we would receive gross proceeds in the approximate amount of $3,034,354 if all warrants for which underlying shares are being offered hereunder are exercised by payment of cash.
	Shares Beneficially Owned Prior to the Offering		Number of Outstanding Shares	Number of Shares Registered Underlying Series B-1 Preferred	Number of Shares Registered Underlying Warrants exercisable at $0.57	Number of Shares Registered Underlying Warrants exercisable at $0.35	Shares Beneficially Owned After the Offering
Selling Stockholder	Number	Percent	Registered	Stock	per share	per share	Number	Percent
Bernard Droux	1,710,526	1.7%	0	1,315,789	394,737	0	0	*
Lamont Inc.	342,105	*	0	263,158	78,947	0	0	*
Costantiono Tassotti	171,053	*	0	131,579	39,474	0	0	*
Alberto Scalea	256,579	*	0	197,368	59,211	0	0	*
Geoerges Bindschedler	342,105	*	0	263,158	78,947	0	0	*
Richard de Tscharner	11,300,000	10.4%	0	1,000,000	300,000	0	10,000,000	9.3%
Muriel Rochat	1,026,316	1.0%	0	789,474	236,842	0	0	*
Periangelo Bottinelli	1,655,263	1.7%	0	657,895	197,368	0	800,000	*
Byfelt Company Limited	855,263	*	0	657,895	197,368	0	0	*
Catherine de Tscharner	342,105	*	0	263,158	78,947	0	0	*
Almaplus BVBA	48,153	*	48,153	0	0	0	0	*
Robert Scherne	95,923	*	95,923	0	0	0	0	*
KTT Investments	546,000	*	0	0	0	273,000	273,000	*
Lombard Odier Darier Hentsch & Cie	10,000,000	9.3%	0	0	0	2,700,000	7,300,000	7.0%
Perugino Holdings, Ltd.	1,000,000	1.0%	0	0	0	500,000	500,000	*
Rom NV	242,000	*	0	0	0	121,000	121,000	*
Stichting SVS	400,000	*	0	0	0	200,000	200,000	*
Carine Mehaudens	648,600	*	0	0	0	24,300	624,300	*
Geert van der Bruggen	1,655,000	1.7%	0	0	0	121,500	1,533,500	1.6%
Gommaire Verbruggen	6,124,200	5.9%	0	0	0	996,300	5,127,900	5.0%
Guy Goditiabois	1,307,600	1.3%	0	0	0	245,000	1,062,600	1.1%
Jean Devroe	2,305,800	2.3%	0	0	0	270,000	2,035,800	2.1%
Libert Naulaerts	554,400	*	0	0	0	97,200	457,200	*
Rudolf van Eepoel	1,312,400	1.3%	0	0	0	150,000	1,162,400	1.2%
Steven de Bakker	736,000	*	0	0	0	122,000	614,000	*
WBEMS 2005, LLC	325,253	*	0	0	0	200,000	125,253	*

* less than 1%

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the selling stockholders.  As used in this prospectus, “selling stockholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer.  All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.

Sales of shares of common stock offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions):
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
short sales (notwithstanding that short sales made by the selling stockholders prior to the effectiveness of the registration statement may be a violation of Section 5 of the Securities Act if the shares are effectively sold prior to the effectiveness of the registration statement);

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.  Any of these transactions may or may not involve brokers or dealers.  Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.  In the event any selling stockholder engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the registration statement to which this prospectus relates, which must be filed prior to any such sales.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

We will not receive any of the proceeds from this offering.  Upon any exercise of warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any selling stockholders that are broker-dealers are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby.  Other selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the conversion of preferred stock and exercise of warrants, there will be 110,175,337 shares of our common stock issued and outstanding.  The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act.  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company.  After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.  Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of December 13, 2007, there were 96,953,722 shares of common stock issued and outstanding. In addition, there were outstanding (i) 21,050 shares of Series B-1 Convertible Preferred Stock convertible into 5,539,474 shares of our common stock, (ii) warrants exercisable for the purchase of 14,052,325 shares of our common stock, (iii) options exercisable for the purchase of 3,000,000 shares of our common stock and (iii) convertible debt convertible into 1,000,000 shares of our common stock.

Common Stock

All holders of common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have rights to cumulate their votes in the election of directors under our bylaws or applicable provisions of the General Corporation Law of the State of Delaware.

The holders of common stock have the right to receive dividends, when and if declared, by our Board of Directors out of funds legally available therefor. We have never paid any cash dividends on our common stock. We presently intend to retain earnings, if any, to finance our operations, and therefore do not anticipate paying any cash dividends in the future. If we liquidate, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all our obligations.

Holders of our common stock are not entitled to any preemptive rights. All outstanding shares of common stock are fully paid and non-assessable.

Antitakeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation

Provisions of Delaware law and our certificate of incorporation could discourage takeover attempts. These include the following:

Delaware Antitakeover Law . We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholders for a period of three years from the date the stockholder became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner provided in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of the corporation's outstanding voting stock.

Our Right to Issue Preferred Stock. Our Certificate of Incorporation grants our Board of Directors authority to, without any action by our stockholders, issue preferred stock with voting rights or preferences that could prevent or discourage unsolicited takeover attempts.

INTEREST OF NAMED EXPERTS AND COUNSEL

On March 31, 2005, New Generation Holdings, Inc. (“NGH”) issued to WBEMS 2005, LLC a warrant (the “Warrant”) to purchase 200,000 shares of NGH common stock and pursuant to a Joinder Agreement dated June 2, 2006, the Warrant may now be exercised for 200,000 shares of our common stock as well. The Warrant is exercisable for a period of three years at an exercise price of $0.25 per share. WBEMS 2005, LLC is 100% owned by the principals of our outside legal counsel, Westerman Ball Ederer Miller & Sharfstein, LLP (“WBEMS”), and the warrant was issued at the approximate fair market value as additional compensation for legal services rendered. As of December 13, 2007, affiliates of WBEMS owned 125,253 shares of our common stock in addition to the Warrant.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted under the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-Laws indemnifying all directors, officers and control persons against all expenses and liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-Laws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for (i) any breach of the director’ s duty of loyalty to us or our stockholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or (iv) any transaction from which the director derived an improper personal benefit. These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Plastinum Polymer Technologies Corp., Attn:  Jacques Mot, CEO, 10100 Santa Monica Blvd., Suite 300, Los Angeles, CA 90067, we will send to any securityholder a copy of our annual report, complete with audited financial statements, at no charge to the securityholder.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Westerman Ball Ederer Miller & Sharfstein, LLP, of Mineola, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(formerly known an Plastinum Corp.)

INDEX TO FINANCIAL STATEMENTS

Page
For the Fiscal Year Ended December 31, 2006

Report of Independent Registered Public Accounting Firm Russell Bedford Stefanou Mirchandani LLP	F-2

Consolidated Balance Sheet as of December 31, 2006	F-3

Consolidated Statements of Losses for the Years ended December 31, 2006 and 2005 and the period from April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2006	F-4

Consolidated Statements of Deficiency in Stockholders’ Equity as of December 31, 2006 and 2005 and the period from April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2006
F-5

Consolidated Statements of Cash Flows for Years ended December 31, 2006 and 2005 and the period from April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2006	F-6

Notes to Consolidated Financial Statements	F-7

For the Nine Months Ended September 30, 2007

Condensed Consolidated Balance Sheet as of September 30, 2007	F-16

Condensed Consolidated Statements of Operations for the Nine Months ended September 30, 2007 and 2006 and the period from April 7, 2003 (date of inception as a development stage enterprise) to September 30, 2007
F-17

Condensed Consolidated Statement of Deficiency in Stockholders’ Equity as of September 30, 2007 and the period from April 7, 2003 (date of inception as a development stage enterprise) to September 30, 2007
F-18

Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2007 and 2006 and the period from April 7, 2003 (date of inception as a development stage enterprise) to September 30, 2007
F-19

Notes to Condensed Consolidated Financial Statements	F-20

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors
Plastinum Corp.
New York, New York

We have audited the accompanying balance sheet of Plastinum Corp. ("Company"), a development stage Company, as of December 31, 2006, and the related statements of losses, deficiency in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2006 and for the period April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plastinum Corp. as of December 31, 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 and from April 7, 2003 (date of inception as a development stage enterprise ) to December 31, 2006 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP Certified Public Accountants
New York, New York February 25, 2007

PLASTINUM CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

Assets

Current assets:
Cash	$39,413
Advances receivable - parent	8,454

Total assets	$47,867

Liabilities and deficiency in stockholders' equity

Current liabilities:

Accounts payable and accrued expenses:	$274,305
Due to stockholder	457,720

Total current liabilities	732,025

Convertible notes payable, net of discount of $110,953	389,047

Total liabilities	1,121,072

Deficiency in stockholders' equity:

Preferred stock, par value $.01 per share; 10,000,000 shares authorized, none issued and outstanding	-
Common stock, par value $.01 per share; 250,000,000 shares authorized, 53,413,844 shares issued and outstanding	534,139
Additional paid-in capital	7,730,537
Other comprehensive income	(4,330)
Accumulated deficit prior to development stage	(4,221,982)
Deficit accumulated during the development stage	(5,111,569)

Total deficiency in stockholders' equity	(1,073,205)

Total liabilities and deficiency in stockholders' equity	$47,867

See accompanying notes to these consolidated financial statements.

PLASTINUM CORP.
(A Development Stage Company)
CONSOLIDATED  STATEMENTS OF LOSSES

			Cumulative Period
			from April 7, 2003
			(date of inception as
			a development stage
			enterprise) to
	Years ended December 31,		December 31,
	2006	2005	2006
Operating expenses:
General and administrative expenses	$1,214,246	$1,806,847	$3,354,702
Depreciation and amortization	-	-	107,790
Research and development	719,440	715,487	1,614,045

Total operating expenses	1,933,686	2,522,334	5,076,537

Loss from operations	(1,933,686)	(2,522,334)	(5,076,537)

Interest expense	(35,032)	-	(35,032)

Loss before provision for income taxes	(1,968,718)	(2,522,334)	(5,111,569)

Provision for income taxes	-	-	-

Net loss	$(1,968,718)	$(2,522,334)	$(5,111,569)

Net loss per common share, basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding	51,846,549	49,998,260

Comprehensive loss:
Net loss	$(1,968,718)	$(2,522,334)
Foreign currency translation loss	(4,330)	-

Comprehensive loss	$(1,973,048)	$(2,522,334)

See accompanying notes to these consolidated financial statements.

PLASTINUM CORP.
(A Development Stage Company)
CONSOLIDATED  STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY

				Accumulated Deficit
			Additional	Prior to	During	Other
	Common Stock		Paid-in	Development	Development	Comprehensive	Stockholders'
			Capital	Stage	Stage	Income	Deficiency
Balance, December 31, 2002	49,998,260	$499,983	$3,829,789	$(4,196,122)	$-	$-	$133,650

Net loss from January 1, 2003 to April 7, 2003	-	-	-	(25,860)	-	-	(25,860)

Balance, April 7, 2003	49,998,260	499,983	3,829,789	(4,221,982)	-	-	107,790

Contribution of capital by parent	-	-	24,300	-	-	-	24,300

Net loss	-	-	-	-	(101,880)	-	(101,880)

Balance, December 31, 2003	49,998,260	499,983	3,854,089	(4,221,982)	(101,880)	-	30,210

Contribution of capital by parent	-	-	488,427	-	-	-	488,427

Net loss	-	-	-	-	(518,637)	-	(518,637)

Balance, December 31, 2004	49,998,260	499,983	4,342,516	(4,221,982)	(620,517)	-	-

Contribution of capital by parent	-	-	2,522,334	-	-	-	2,522,334

Net loss	-	-	-	-	(2,522,334)	-	(2,522,334)

Balance, December 31, 2005	49,998,260	499,983	6,864,850	(4,221,982)	(3,142,851)	-	-

Contribution of capital by parent	-	-	32,375	-	-	-	32,375

Exercise of warrants, May 24, 2006	1,430,000	14,300	486,200	-	-	-	500,500

Issuance of stock for parent liabilities, June and August, 2006	1,985,584	19,856	(19,856)	-	-	-	-

Stock based compensation	-	-	240,268	-	-	-	240,268

Warrants issued with convertible notes	-	-	126,700	-	-	-	126,700

Currency translation adjustment	-	-	-	-	-	(4,330)	(4,330)

Net loss	-	-	-	-	(1,968,718)	-	(1,968,718)

Balance, December 31, 2006	53,413,844	$534,139	$7,730,537	$(4,221,982)	$(5,111,569)	$(4,330)	$(1,073,205)

See accompanying notes to these consolidated financial statements.

PLASTINUM CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Cumulative Period
			from April 7, 2003
			(date of inception as
			a development stage
			enterprise) to
	Years ended December 31,		December 31,
	2006	2005	2006
Cash flows from operating activities:
Net loss	$(1,968,718)	$(2,522,334)	$(5,111,569)
Adjustments to reconcile net loss to net
cash used in operating activities:
Stock based compensation	240,268	-	240,268
Amortization of debt discount	15,747	-	15,747
Net expenses paid by parent	32,375	2,522,334	3,067,436
Amortization	-	-	107,790
Increase in advance receivable	(8,454)	-	(8,454)
Increase in accounts payable and accrued expenses	274,305	-	274,305

Cash used in operating activities	(1,414,477)	-	(1,414,477)

Cash flows from financing activities
Proceeds from exercise of warrants	500,500	-	500,500
Proceeds from sale of convertible notes	500,000	-	500,000
Advances from stockholder	457,720	-	457,720

Cash provided by financing activities	1,458,220	-	1,458,220

Effect of exchange rate changes on cash	(4,330)	-	(4,330)

Net increase in cash	39,413	-	39,413
Cash, beginning of period	-	-	-
Cash, end of period	$39,413	$-	$39,413

Supplemental disclosure of non-cash financing activities:

Accrued liabilities settled in common stock	$633,595	$-
Value attributed to warrants issued with debt	126,700	-	-

See accompanying notes to these consolidated financial statements.

PLASTINUM CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Plastinum Corp. ( we“ , “us”,“ our company“ “our” or “Plastinum” ) (formerly New Generation Plastics, Inc.) was formed under the laws of the State of Delaware in 2000. We are a development stage company, as defined by Statement of Financial Accounting Standards (SFAS”) No. 7 ("SFAS No. 7"), and we are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, the technology will be marketed primarily in the United States.

To date, the Company has generated no sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from entering the development stage on April 7, 2003 through December 31, 2006, the Company has accumulated losses of $5,111,569.

We were a wholly owned subsidiary of New Generation Holdings, Inc. (NGH) through May 24, 2006, and NGH owned approximately 94% of our common stock as of December 31, 2006. Through June 30, 2006, all of our research and development costs and overhead expenses have been paid or incurred by NGH. Certain overhead and general and administrative expenses have been allocated to us, with the offsetting credit to additional paid-in capital. As our parent, NGH has paid all of our expenses, and does not expect repayment of those expenditures. There has been no cap limiting the amount of capital contributions to be provided by NGH.

The consolidated financial statements include the accounts of Plastinum its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement.

Spin Off Transaction

NGH has presented a proposal to its shareholders to approve a pro-rata distribution of our common stock, commonly referred to as a "spin off", pursuant to which each shareholder of NGH as of December 29, 2006 (amended to February 20, 2007) will receive one share of Plastinum common stock for each share of NGH owned. The spin off was approved by the NGH shareholders on February 16, 2007 and was effective on February 20, 2007.

Certain information in our financial statements relating to the results of operations and financial condition was derived from the historical financial statements of NGH, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Various allocation methodologies were employed to allocate the expenses incurred by NGH on the Company’s behalf. Allocation is done on either a specific identification basis or a proportional cost allocation basis. Allocations of these expenses include officer salaries, accounting and legal fees, rent, consulting fees and other general office expenses. Management believes that these allocation methodologies are reasonable and, based on the allocation methods, believes that all costs of doing business have been reflected in the historical financial statements of Plastinum. The expenses allocated are not necessarily indicative of the expenses that would have been incurred if Plastinum had been a separate, independent public entity and had managed these functions. We may incur additional general administrative expenses, and other costs as a result of operating independently of NGH.

The accompanying financial statements include the following expenses incurred by NGH on behalf of the Company. Summarized results of the allocated expenses are as follows:

	2006	2005	For the Period April 7, 2003 (Date of Inception of Development Stage ) through December 31, 2006
Net transfer from NGH - beginning of the period	$3,035,061	$512,727	$-
Net transactions with NGH:
Reimbursements	(199,225)	-	(199,225)
Proceeds from exercise of warrants	(500,500)	-	(500,500)
Product development	252,589	715,487	1,147,194
Officer and other compensation	213,274	407,600	891,174
Rent	6,489	13,070	29,159
Audit and legal services	123,835	201,815	313,495
Other general and administrative	135,913	1,184,362	1,386,139
Loss for period, funded by NGH	732,100	2,522,334	3,767,161

Net transfer from NGH - end of the period	$3,067,436	$3,035,061	$3,067,436

The nature and amounts of expenses stranded on NGH’s stand alone financial statements are as follows:

	2006	2005	For the Period April 7, 2003 (Date of Inception of Development Stage) through December 31, 2006
Officer and other compensation	40,500	82,000	423,200
Rent	5,243	5,847	13,321
Audit and legal services	93,552	67,272	150,769
Consulting	-	349,031	349,031
Other general and administrative	43,668	36,095	117,461
Interest and finance costs	6,472,670	1,680,981	8,153,651

NGH stand alone expense	$6,655,633	$2,221,226	$9,207,433

Restatement

The accompanying financial statements have been restated to reflect an increase in the allocation of general and administrative expenses incurred by NGH on our behalf (see Note G). The nature of these expenses is described above. The effect of the restatement is to increase general and administrative expenses and net loss for the year ended December 31, 2005 by $1,299,025. Additional paid-in capital has been increased by the same amounts. Loss per share for the year ended December 31, 2005 increased to $(0.05) from $(0.02).

Going Concern

The financial statements have been prepared on a going concern basis, and do not reflect any adjustments related to the uncertainty surrounding our recurring losses or accumulated deficit

We have had substantial net losses of $1,968,718 and $2,522,334 for the years ended December 31, 2006 and 2005, respectively and, until recently, have had no sources of financing except for that provided by our parent. These factors raise substantial doubt about our ability to continue as a going concern.

The continuation of the company as a going concern is dependent on our ability to develop revenues and to obtain financing from outside sources and potentially continued financing from NGH. Management is also attempting to secure ongoing revenue relationships for our products. We are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, the technology will be marketed primarily in the United States. Should we be unable to obtain necessary financing, we may have to curtail our operations, which may have a material adverse effect on our financial position and results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Income Taxes

Deferred income taxes are provided for using the asset and liability method for financial reporting purposes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Product Development Costs

Product development costs include expenses incurred by the Company for research, design and development of our proprietary technology and are charged to operations as incurred.

Plastinum incurred research and development expenses of $719,440, $715,487 and $1,614,045 for the years ended December 31, 2006 and 2005, and from April 7, 2003 (date of inception of development stage) through December 31, 2006, respectively.

Liquidity

As shown in the accompanying financial statements, we incurred net losses of $1,968,718 and $2,522,334 for the years ended December 31, 2006 and 2005, respectively. For the period from inception of development stage through December 31, 2006, we have accumulated losses of $5,111,569. Consequently, our operations are subject to all risks inherent in the establishment of a new business enterprise.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed insured limits. We have not experienced any losses in our accounts.

Comprehensive Income

SFAS 130, “Reporting Comprehensive Income,” establishes standards for the reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes gains and losses on foreign currency translation adjustments and is included as a component of stockholders' equity.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive. There were 32,586,570 common share equivalents at December 31, 2006 and none at December 31, 2005. For the year ended December 31, 2006, these 32,586,570 potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123. Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement 123R. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on January 1, 2006 using the modified prospective method. The fair value of each option grant issued after January 1, 2006 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.  We did not have any amounts of stock based compensation grants issued and outstanding at the date of implementation.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 will also require significant additional disclosures. This Interpretation will be effective for fiscal years beginning after December 15, 2006. We will implement this Interpretation in the first quarter of 2007 on a prospective basis. We are currently evaluating the potential impact this Interpretation will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”  , which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by us beginning in the first quarter of 2008. We are currently evaluating the potential impact this standard may have on our financial position and results of operations, but do not believe the impact of the adoption will be material.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 was issued in order to eliminate the diversity of practice in how public companies quantify misstatements of financial statements, including misstatements that were not material to prior years’ financial statements. We will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. We have evaluated the potential impact SAB 108 may have on our financial position and results of operations and do not believe the impact of the application of this guidance will be material.

NOTE B -CAPITAL STOCK AND STOCKHOLDER’S EQUITY

As of December 31, 2005 we were authorized to issue 1,000 shares of common stock with a par value of $.01 per share. On May 19, 2006 we effected a stock split of 49,998.26 to 1. After the split, there were 49,998,260 common shares outstanding, all held by our parent, NGH. After the stock split, we issued an aggregate of 3,415,584 shares for common stock to consultants and pursuant to the exercise of warrants. On July 5, 2006, we amended our certificate of incorporation to increase our authorized shares to 260,000,000, 250,000,000 common and 10,000,000 preferred.

All references to share and per share amounts in these financial statements have been retroactively adjusted to reflect the stock split.

Since the reestablishment of development stage operations, our operations have been funded by our parent, NGH. NGH has retained the proceeds received from the exercise of warrants into our common stock on May 24, 2006. These proceeds aggregated $500,500. We have allocated certain overhead expenses paid by NGH to our operations. All funds expended by NGH on our behalf have been recorded as additional paid-in capital.

NGH has presented a proposal to its shareholders to approve a pro-rata distribution of our common stock, commonly referred to as a spin off, pursuant to which each shareholder of NGH will receive one share of Plastinum common stock for each share of NGH owned.

In anticipation of the spinoff transaction NGH amended its existing common stock purchase warrants, to permit at the holder's election, the exercise of the warrants to purchase shares of our common stock or NGH common stock. The Plastinum shares issuable upon exercise of warrants will be issued in the same amounts and for the same exercise price as the warrants for shares of NGH. The total number of NGH warrants exercisable into Plastinum common stock is 24,586,570 at December 31, 2006, with a weighted average exercise price of $0.35 per share.

We entered into a debt exchange agreement with our president and chief executive officer, Jacques Mot and NGH dated as of December 7, 2005. Pursuant to the debt exchange agreement, Mr. Mot received a convertible promissory note in the original principal amount of $753,304 representing outstanding amounts owed to him under his consulting agreement with NGH. The convertible promissory note bore interest at a rate of 10% per annum. The Convertible Promissory Note was convertible into shares of our Preferred Stock or the Preferred Stock of NGH. On July 10, 2006, Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note into 528,630 shares of NGH Preferred Stock pursuant to an Election to Convert and Amendment to Debt Exchange Agreement among NGH, Plastinum and Mr. Mot. Upon the closing of the spin off of Plastinum, the shares of Preferred Stock will automatically convert into 38,672,076 shares of NGH Common Stock and Mr. Mot will also receive 38,672,076 shares of our Common Stock. As a result of the effectiveness of the spin off, Mr. Mot received 38,672,076 shares of our Common Stock on February 20, 2007.

On May 24, 2006, we issued 1,430,000 shares of our common stock to Lombard Odier Deutsch of CIE, for an aggregate purchase price of $500,500 (or $0.35 per share). The issuance reflected partial exercise of a warrant issued by NGH.

On June 20, 2006, we issued an aggregate of 1,270,737 shares of common stock in consideration for services provided pursuant to consulting agreements with NGH.

On July 10, 2006, we issued options to purchase 3,000,000 shares of common stock to each of two employees. The options vest over a three year period with 1,000,000 options vesting on each of the first second and third anniversaries of the grant date. The options have an exercise price of $0.10 per share. The options have been valued at $1,441,609 on the grant date using the Black-Scholes model. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 136%, (3) risk-free interest rate of 4.9%, (4) expected life of 2 years and (5) estimated fair value of Plastinum common stock of $0.29 per share. The compensation expense is being recorded over the vesting period. During 2006, we have recorded $240,268 of compensation expense related to these options.

On August 1, 2006, we issued an aggregate of 714,847 shares of common stock in consideration for services provided pursuant to consulting agreements with NGH.

NOTE C - INCOME TAXES

We have adopted SFAS No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, our parent has utilized all expenses paid on our behalf. Therefore, we have no unused net operating losses or deferred tax assets.

NOTE D -RELATED PARTY TRANSACTIONS

As of December 31, 2006, we have received advances from our president in the amount of $457,720, for working capital purposes. The advances are non interest bearing.

Our president has also purchased $200,000 of the convertible notes described in Note E which are convertible into 400,000 shares of our common stock and also received warrants to purchase 400,000 shares of our common stock with an exercise price of $0.50 per share.

NOTE E -CONVERTIBLE NOTES PAYABLE

On July 10, 2006, we entered into a Convertible Loan Agreement with Mr. Mot and a third party pursuant to which we borrowed an aggregate of $500,000. The loans are convertible into an aggregate of 1,000,000 shares of our common stock. If not converted earlier, the notes mature on May 31, 2010. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.50 per share. In accordance with EITF 00-27, a portion of the proceeds was allocated to the warrants based on their relative fair value, which totaled $126,700 using the Black-Scholes option pricing model. The remaining balance was allocated to the convertible notes. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 136%, (3) risk-free interest rate of 4.9%, (4) expected life of 2 years and (5) estimated fair value of Plastinum common stock of $0.29 per share. The debt discount is being amortized over the term of the notes. During 2006 amortization as interest expense amounted to $15,747. We have determined that there is no beneficial conversion feature attributable to the convertible notes.

NOTE F- WARRANTS AND STOCK OPTIONS

Employee Stock Options

Transactions involving our stock options issued to employees are summarized as follows:

	2006		2005
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	—	$—	—	$—
Granted during the period	6,000,000	0.10	—	—
Exercised during the period	—	—	—	—
Terminated during the period	—	—	—	—
Outstanding at end of the period	6,000,000	$0.10	—	$—
Exercisable at end of the period	—	$—	—	$—

Warrants

Transactions involving our warrant issuances are summarized as follows:

	2006		2005
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	—	$—	—	$—
Granted during the period	27,016,570	0.35	—	—
Exercised during the period	(1,430,000)	0.35	—	—
Terminated during the period	—	—	—	—
Outstanding at end of the period	25,586,570	$0.36	—	$—
Exercisable at end of the period	25,586,570	$0.36	—	$—

The number and weighted average exercise prices of our options and warrants outstanding as of December 31, 2006 is as follows:

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$0.10	6,000,000	4.5	$0.10
$0.25	200,000	1.3	$0.25
$0.35	24,386,570	1.5	$0.35
$0.50	1,000,000	4.5	$0.50

NOTE G - RESTATEMENT OF FINANCIAL STATEMENTS

The accompanying financial statements have been restated to present the effects of increasing the allocation of general and administrative expenses incurred by the Company’s Parent, NGH, on our behalf by $1,299,025 for the year ended December 31, 2005.

Following are reconciliations of the Company’s restatement of the Statement of Losses for the year ended December 31, 2005.

	Year Ended December 31, 2005
	(As Restated)	(As Reported)
Operating Expenses:
Selling general and administrative	$1,806,847	$507,822
Research and Development	715,487	715,487
Depreciation and amortization	-	-
Total Operating Expenses	2,522,334	1,223,309
Operating Loss	(2,522,334)	(1,223,309)
Provision for income taxes	-	-
Net Income (Loss)	$(2,522,334)	$(1,223,309)
Net loss per common share (basic and diluted)	$(0.05)	$(0.02)
Weighted average shares outstanding	49,998,260	49,998,260

Following are reconciliations of the Company’s restatement of the Statement of Cash Flows for the year ended December 31, 2005.

Year Ended December 31, 2005
	(As Restated)	(As Reported)
Cash flows from Operating Activities:
Net loss	$(2,522,334)	$(1,223,309)
Adjustment to reconcile net loss to net cash used in operating activities:
Expenses paid by Parent	2,522,334	1,223,309
Amortization and depreciation	-	-
Cash used in operating activities	-	-
Net (decrease) increase in cash	-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-
Non cash transactions:
Expenses paid by Parent	2,522,334	1,223,309

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007
(Unaudited)

Assets

Current assets:
Cash	$7,594

Total current assets	7,594

Advances receivable - parent	114,485

Total assets	$122,079

Liabilities and deficiency in stockholders' equity

Current liabilities:

Accounts payable and accrued expenses:	$383,667
Due to stockholder	672,335

Total current liabilities	1,056,002

Convertible notes payable, net of discount of $86,246	413,754

Total liabilities	1,469,756

Deficiency in stockholders' equity:

Preferred stock, par value $.01 per share; 10,000,000 shares authorized, none issued and outstanding	-
Common stock, par value $.01 per share; 250,000,000 shares authorized, 96,409,836 shares issued and outstanding	964,098
Additional paid-in capital	8,839,936
Other comprehensive income	(9,124)
Accumulated deficit prior to development stage	(4,221,982)
Deficit accumulated during the development stage	(6,920,605)

Total deficiency in stockholders' equity	(1,347,677)

Total liabilities and deficiency in stockholders' equity	$122,079

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
(Unaudited)

					Cumulative Period from April 7, 2003 (date of inception as a development stage enterprise) to
	Three Months ended September 30,		Nine Months ended September 30,		September 30,
	2007	2006	2007	2006	2007

Operating expenses:
General and administrative expenses	$438,300	$517,867	$1,130,493	$997,378	$4,485,195
Depreciation and amortization	-	-	-	-	107,790
Research and development	120,584	40,095	623,927	292,684	2,237,972

Total operating expenses	558,884	557,962	1,754,420	1,290,062	6,830,957

Loss from operations	(558,884)	(557,962)	(1,754,420)	(1,290,062)	(6,830,957)

Interest expense and finance cost	(18,408)	(16,496)	(54,616)	(16,496)	(89,648)

Loss before provisions for taxes	(577,292)	(574,458)	(1,809,036)	(1,306,558)	(6,920,605)

Provision for income taxes	-	-	-	-	-

Net loss	$(577,292)	$(574,458)	$(1,809,036)	$(1,306,558)	$(6,920,605)

Net loss per common share, basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average shares outstanding	95,728,249	52,698,997	85,103,075	51,158,648

Comprehensive loss:
Net loss	$(577,292)	$(574,458)	$(1,809,036)	$(1,306,558)
Foreign currency translation gain (loss)	5,606	-	(4,794)	-
Comprehensive loss	$(571,686)	$(574,458)	$(1,813,830)	$(1,306,558)

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

						Accumulated Deficit
	Common Stock		Common Stock to be Issued		Additional Paid-in	Prior to Development	During Development	Other Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Income	Deficiency

Balance, December 31, 2002	49,998,260	$499,983	-	$-	$3,829,789	$(4,196,122)	$-	$-	$133,650

Net loss from January 1, 2003 to April 7, 2003	-	-	-	-	-	(25,860)	-	-	(25,860)

Balance, April 7, 2003	49,998,260	499,983	-	-	3,829,789	(4,221,982)	-	-	107,790

Contribution of capital by parent	-	-	-	-	24,300	-	-	-	24,300

Net loss	-	-	-	-	-	-	(101,880)	-	(101,880)

Balance, December 31, 2003	49,998,260	499,983	-	-	3,854,089	(4,221,982)	(101,880)	-	30,210

Contribution of capital by parent	-	-	-	-	488,427	-	-	-	488,427

Net loss	-	-	-	-	-	-	(518,637)	-	(518,637)

Balance, December 31, 2004	49,998,260	499,983	-	-	4,342,516	(4,221,982)	(620,517)	-	-

Contribution of capital by parent	-	-	-	-	2,522,334	-	-	-	2,522,334

Net loss	-	-	-	-	-	-	(2,522,334)	-	(2,522,334)

Balance, December 31, 2005	49,998,260	499,983	-	-	6,864,850	(4,221,982)	(3,142,851)	-	-

Contribution of capital by parent	-	-	-	-	32,375	-	-	-	32,375

Exercise of warrants, May 24, 2006	1,430,000	14,300	-	-	486,200	-	-	-	500,500

Issuance of stock for parent liabilities, June and August, 2006	1,985,584	19,856	-	-	(19,856)	-	-	-	-

Stock based compensation	-	-	-	-	240,268	-	-	-	240,268

Warrants issued with convertible notes	-	-	-	-	126,700	-	-	-	126,700

Currency translation adjustment	-	-	-	-	-	-	-	(4,330)	(4,330)

Net loss	-	-	-	-	-	-	(1,968,718)	-	(1,968,718)

Balance, December 31, 2006	53,413,844	534,139	-	-	7,730,537	(4,221,982)	(5,111,569)	(4,330)	(1,073,205)

Exercise of warrants, February 9, 2007	-	-	50,020	500	17,007	-	-	-	17,507

Issuance of shares upon conversion of former parent preferred stock- issued pursuant to spin off, March 6, 2007	38,672,076	386,720	-	-	(386,720)	-	-	-	-

Exercise of warrants, March 9, 2007	-	-	360,000	3,600	122,400	-	-	-	126,000

Exercise of warrants, March 14, 2007	600,000	6,000	-	-	294,000	-	-	-	300,000

Exercise of warrants, April - June, 2007	-	-	1,853,203	18,532	631,081	-	-	-	649,613

Cashless exercise of warrants, June, 2007	-	-	30,600	306	(306)	-	-	-	-

Shares physically issued, August, 2007	2,293,823	22,938	(2,293,823)	(22,938)	-	-	-	-	-

Exercise of warrants, August, 2007	1,079,289	10,793	-	-	366,958	-	-	-	377,751

Cashless exercise of warrants, August, 2007	254,881	2,549	-	-	(2,549)	-	-	-	-

Shares issued pursuant to spin off	68,851	688	-	-	(688)	-	-	-	-

Shares issued for services	27,072	271	-	-	8,149	-	-	-	8,420

Stock based compensation	-	-	-	-	60,067	-	-	-	60,067

Currency translation adjustment	-	-	-	-	-	-	-	(4,794)	(4,794)

Net loss	-	-	-	-	-	-	(1,809,036)	-	(1,809,036)

Balance, September 30, 2007 (Unaudited)	96,409,836	$964,098	-	$-	$8,839,936	$(4,221,982)	$(6,920,605)	$(9,124)	$(1,347,677)

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			Cumulative Period from April 7, 2003 (date of inception as a development stage enterprise) to
	Nine Months ended September 30,		September 30,
	2007	2006	2007

Cash flows from operating activities:
Net loss	$(1,809,036)	$(1,306,558)	$(6,920,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	65,197	120,134	305,465
Amortization of debt discount	24,707	7,400	40,454
Net expenses paid by parent	-	32,375	3,067,436
Amortization	-	-	107,790
Increase in advance receivable	(106,031)	-	(114,485)
Increase in accounts payable and accrued expenses	112,652	43,531	386,957

Cash used in operating activities	(1,712,511)	(1,103,118)	(3,126,988)

Cash flows from financing activities
Proceeds from exercise of warrants	1,470,871	500,500	1,971,371
Proceeds from sale of convertible notes	-	500,000	500,000
Advances from stockholder	214,615	149,693	672,335

Cash provided by financing activities	1,685,486	1,150,193	3,143,706

Effect of exchange rate changes on cash	(4,794)	-	(9,124)

Net (decrease) increase in cash	(31,819)	47,075	7,594
Cash, beginning of period	39,413	-	-
Cash, end of period	$7,594	$47,075	$7,594

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007 AND 2006

(Unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying unaudited condensed consolidated financial statements follows.

Business and Basis of Presentation

Plastinum Polymer Technologies Corp. (“ we”, “us”,“ our company“, “our”,  “Plastinum” or the “Company” ) (formerly Plastinum Corp.) was formed under the laws of the State of Delaware in 2000. We are a development stage company, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, and we are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, the technology will be marketed primarily in the United States.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from entering the development stage on April 7, 2003 through September 30, 2007, we have accumulated losses of $6,920,605.

We were a wholly owned subsidiary of New Generation Holdings, Inc. (“NGH”) through May 24, 2006, and NGH owned approximately 94% of our common stock until February 20, 2007, at which time NGH effected a pro rata distribution of our common stock (commonly referred to as a “spin off”), pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder.

Through June 30, 2006, all of our research and development costs and overhead expenses had been paid or incurred by NGH. Certain overhead and general and administrative expenses had been allocated to us, with the offsetting credit to additional paid-in capital. As our parent, NGH had paid all of our expenses through June 30, 2006, and does not expect repayment of those expenditures. There had been no cap limiting the amount of capital contributions to be provided by NGH.

The condensed consolidated financial statements include the accounts of Plastinum and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

The accompanying unaudited condensed consolidated financial statements as of September 30, 2007 and for the nine month periods ended September 30, 2007 and 2006 and from reestablishment of development stage (April 7, 2003) to September 30, 2007 have been prepared by Plastinum pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), including Form 10-QSB and Regulation S-B. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2006 as disclosed in the company's 10-KSB for that year as filed with the SEC, as it may be amended.

The results of the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2007.

Certain information in our financial statements relating to the results of operations and financial condition was derived from the historical financial statements of NGH, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Various allocation methodologies were employed to allocate the expenses incurred by NGH on the Company’s behalf. Allocation is done on either a specific identification basis or a proportional cost allocation basis. Allocations of these expenses include officer salaries, accounting and legal fees, rent, consulting fees and other general office expenses. Management believes that these allocation methodologies are reasonable and, based on the allocation methods, believes that all costs of doing business have been reflected in the historical financial statements of Plastinum. The expenses allocated are not necessarily indicative of the expenses that would have been incurred if Plastinum had been a separate, independent public entity and had managed these functions. We may incur additional general administrative expenses, and other costs as a result of operating independently of NGH.

The accompanying financial statements include the following expenses incurred by NGH on behalf of the Company. Summarized results of the allocated expenses are as follows:

	Nine months ended		For the Period April 7, 2003 (Date of Inception of Development Stage ) through
	September 30, 2007	September 30, 2006	December 31, 2006
Net transfer from NGH - beginning of the period	$3,067,436	$3,035,061	$—
Net transactions with NGH:
Reimbursements	—	(199,225)	(199,225)
Proceeds from exercise of warrants	—	(500,500)	(500,500)

Product development	—	252,589	1,147,194
Officer and other compensation	—	213,274	891,174
Rent	—	6,489	29,159
Audit and legal services	—	123,835	313,495
Other general and administrative	—	135,913	1,386,139
Loss for period, funded by NGH	—	732,100	3,767,161
Net transfer from NGH - end of the period	$3,067,436	$3,067,436	$3,067,436

The nature and amounts of expenses stranded on NGH’s stand alone financial statements are as follows:

	Nine Months ended		For the Period April 7, 2003 (Date of Inception of Development Stage) through
	September 30,	September 30,	December 31,
	2007	2006	2006

Officer and other compensation	$—	$40,500	$423,200
Rent	—	5,243	13,321
Audit and legal services	—	41,278	150,769
Consulting	—	—	349,031
Other general and administrative	—	43,668	117,461
Interest and finance costs	—	4,540,309	8,153,651
NGH stand alone expense	$—	$4,670,998	$9,207,433

Going Concern

The financial statements have been prepared on a going concern basis, and do not reflect any adjustments related to the uncertainty surrounding our recurring losses or accumulated deficit.

We have had substantial net losses of $1,809,036 and $1,306,558 for the nine month periods ended September 30, 2007 and 2006, respectively and, until recently, have had no sources of financing except for that provided by NGH. These factors raise substantial doubt about our ability to continue as a going concern.

The continuation of the company as a going concern is dependent on our ability to develop revenues and to obtain financing from outside sources. Management is also attempting to secure ongoing revenue relationships for our products. We are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, the technology will be marketed primarily in the United States. Should we be unable to obtain necessary financing, we may have to curtail our operations, which may have a material adverse effect on our financial position and results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Product Development Costs

Product development costs include expenses incurred by the Company for research, design and development of our proprietary technology and are charged to operations as incurred.

Plastinum incurred research and development expenses of $120,584 and $40,095 for the three months ended September 30, 2007 and 2006, respectively, and $623,927 and $292,684 for the nine months ended September 30, 2007 and 2006, respectively. We have incurred research and development expenses of $2,237,972 from April 7, 2003 (date of inception of development stage) through September 30, 2007.

Liquidity

As shown in the accompanying financial statements, we incurred net losses of $1,809,036 and $1,306,558 for the nine month periods ended September 30, 2007 and 2006, respectively. For the period from inception of development stage through September 30, 2007, we have accumulated losses of $6,920,605. Consequently, our operations are subject to all risks inherent in the establishment of a new business enterprise.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive. There were 26,678,034 common share equivalents at September 30, 2007 and 7,000,000 at September 30, 2006. For the nine month periods ended September 30, 2007 and 2006, these 26,678,034 and 7,000,000 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTE B -CAPITAL STOCK AND STOCKHOLDER’S EQUITY

We entered into a debt exchange agreement with our president and chief executive officer, Jacques Mot and NGH dated as of December 7, 2005. Pursuant to the debt exchange agreement, Mr. Mot received a convertible promissory note in the original principal amount of $753,304 representing outstanding amounts owed to him under his consulting agreement with NGH. The convertible promissory note bore interest at a rate of 10% per annum. The Convertible Promissory Note was convertible into shares of our Preferred Stock or the Preferred Stock of NGH. On July 10, 2006, Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note into 528,630 shares of NGH Preferred Stock pursuant to an Election to Convert and Amendment to Debt Exchange Agreement among NGH, Plastinum and Mr. Mot. Upon the closing of the spin off of Plastinum, the shares of Preferred Stock automatically converted into 38,672,076 shares of NGH Common Stock. As a result of the effectiveness of the spin off, Mr. Mot received 38,672,076 shares of our Common Stock on February 20, 2007.

During the nine months ended September 30, 2007, we issued 600,000 shares of common stock upon the exercise of warrants issued with our convertible debt. Gross proceeds from the exercises were $300,000.

During the nine months ended September 30, 2007, we issued 3,342,512 shares of common stock upon the exercise of warrants and received proceeds of $1,170,871. Also, certain warrant holders elected to exercise their warrants pursuant to the cashless exercise provision of the warrants. As a result, warrants to purchase an aggregate of 951,608 shares were exercised on a “cashless” basis into 285,481 shares of our common stock.

On March 7, 2007, we issued warrants to purchase an aggregate of 1,985,584 shares of common stock of either NGH or Plastinum at an exercise price of $0.35 per share. These warrants were issued pursuant to consulting agreements entered into with NGH. The associated expense had been recorded in the year ended December 31, 2005.

On March 27, 2007, 3,000,000 common stock options previously issued to an employee were cancelled upon the termination of employment of such employee.

On April 5, 2007, we issued 68,851 shares of common stock in connection with the spin off described in Note A.

On April 5, 2007, we issued 27,072 shares of common stock, valued at $8,420, as compensation for services. Of this amount, $3,290 had been accrued at December 31, 2006.

NOTE C -RELATED PARTY TRANSACTIONS

As of September 30, 2007, we had received advances from our president in the aggregate amount of $672,335 for working capital purposes. The advances are non interest bearing.

On July 12, 2006, our president entered into a Convertible Loan Agreement with us, pursuant to which we borrowed $200,000 from him. The loan is convertible into 400,000 shares of our common stock. In connection with the loan, our president also received warrants to purchase 400,000 shares of our common stock at an exercise price of $0.50 per share.

NOTE D -COMMITMENTS AND CONTINGENCIES

We lease our plant in The Netherlands pursuant to a one year lease with an annual rental of approximately $84,000. The lease expires April 19, 2008.

We have a month to month oral lease for office space located in Geneva, Switzerland.

We pay approximately $430 per month for use of a conference room, on an as needed basis, in New York, NY.

NOTE E -SUBSEQUENT EVENTS

On November 6, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors, pursuant to which we issued an aggregate of 17,550 shares of Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) at a price of $100.00 per share for a total consideration of $1,755,000. The Series B-1 Preferred Stock is a sub-series of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Pursuant to the Purchase Agreement, we may sell and issue up to 120,000 shares of Series B Convertible Preferred Stock (including those sold on November 6, 2007).

The Series B-1 Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $0.38 per share. The Series B-1 Preferred Stock accrues dividends at an annual rate of the Wall Street Journal Prime Rate then in effect, but not less than 8% or greater than 10% per year, payable quarterly, either in cash or, at our election, shares of capital stock.

Pursuant to the Purchase Agreement, each Investor also received a Warrant (collectively, the “Warrants”), exercisable for a five year period to purchase shares of Common Stock in an amount up to 30% of the shares of Common Stock into which the Series B-1 Preferred Stock purchased by such Investor may be exercised at an initial exercise price of $0.57 per share of Common Stock.

In connection with the Purchase Agreement, we also entered into a Registration Rights Agreement pursuant to which we are obligated to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock and exercise of the Warrants within ninety days of the Closing under the Purchase Agreement.

January 9, 2008

PRELIMINARY PROSPECTUS

13,365,691 Shares

PLASTINUM POLYMER TECHNOLOGIES CORP.

Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors will not be personally liable to our company or our stockholders for monetary damages for breach of their fiduciary duties as directors to the extent permitted by Delaware law.

Our bylaws provide that we must indemnify our directors, officers and employees so long as they act in good faith and are not adjudged liable to the Corporation. Our bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permit us to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against them in any such capacity, whether or not our bylaws would permit or require such indemnification.

Item 25.  Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee		$152
Legal fees and expenses
Accounting fees and expenses
Printing and engraving expenses
Miscellaneous
Total	$

Item 26.  Recent Sales of Unregistered Securities

For each of the following transactions, we relied upon the exemptions from registration provided by Section 4(6) or 4(2) of the Securities Act and Rule 506 promulgated thereunder or Regulation S based upon (i) the fact that each investor was an accredited or sophisticated investor with experience in investing in securities such that it could evaluate merits and risks related  to our securities and/or were non-U.S. investors; (ii) that no general solicitation of the securities was made by us; (iii) the securities issued were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act; and (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities.  The shares were issued as follows:

From July 16, 2004 through June 9, 2006, New Generation Holdings, Inc., our parent prior to February 20, 2007 (“NGH”), issued an aggregate of 28,941,570 shares of common stock to non-U.S. citizens or entities pursuant to a private placement conducted by it in reliance on Regulation S under the Securities Act. Pursuant thereto, each purchaser purchased shares of common stock of NGH at a purchase price of $0.10 per share and, in general, received one warrant for the purchase of NGH common stock, exercisable at $0.35 per share, for each share of NGH common stock purchased. Subsequently, in contemplation of the spin-off of Plastinum Polymer Technologies Corp. (“Plastinum”) by NGH, the terms of the warrants were modified to permit their exercise for shares of either NGH common stock or Plastinum common stock, all other terms remaining the same.

On December 7, 2005, we entered into a Debt Exchange Agreement with our president and chief executive officer, Jacques Mot, and NGH pursuant to which NGH issued to Mr. Mot a Convertible Promissory Note in the principal amount of $753,304 representing amounts previously owed to him. The Convertible Promissory Note bore interest at a rate of 10% per annum, was payable on demand and was convertible at the option of Mr. Mot into shares of our Preferred Stock, or into shares of NGH Preferred Stock, subject to stockholder approval of the "spin off" of Plastinum. The conversion rate under the note was $1.507 per share of Preferred Stock (whether ours or NGH’s) and each share of Preferred Stock was convertible into 73 shares of Common Stock subject to adjustment for stock splits, stock dividends or similar transactions. On July 10, 2006, we, Mr. Mot and NGH entered into an Election to Convert and Amendment to Debt Exchange Agreement which amended the original Debt Exchange Agreement and pursuant to which Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note issued by NGH in the approximate outstanding balance of $796,645 into 528,629.58 shares of NGH Series A Preferred Stock. On February 16, 2007, the Series A Preferred Stock automatically converted into 38,672,076 shares of NGH Common Stock upon the filing of an Amendment to NGH’s Certificate of Incorporation increasing the number of authorized shares of NGH Common Stock to 150,000,000 shares. On February 20, 2007, with the effectiveness of the "spin-off" of Plastinum to NGH stockholders, Mr. Mot also received the same number of shares of common stock of Plastinum (38,672,076).

On July 10, 2006, we entered into a Convertible Loan Agreement with Jacques Mot and Pierangelo Bottinelli (each a non-U.S. resident and non-U.S. citizen), pursuant to which we borrowed $200,000 from Mr. Mot and $300,000 from Mr. Bottinelli in reliance on Regulation S. The loans are convertible into shares of our common stock at a conversion price of $0.50 per share. In addition, Mr. Mot received warrants to purchase 400,000 shares of our common stock and Mr. Bottinelli (and his designees) received warrants to purchase 600,000 shares of our common stock, exercisable for a period of three years at an exercise price of $0.50 per share. On March 14, 2007, the warrants held by Mr. Bottinelli and his designees were exercised, resulting in the issuance of 600,000 shares of our common stock and proceeds to us of $300,000. The recipients of the shares were as follows:

Silvia Albertoli	20,000
Benjamin Zumstein	20,000
Walcon Ltd.	20,000
Fabio Testori	140,000
Pierangelo Bottinelli	400,000

On February 9, 2007, Didier Bodson exercised warrants to purchase and paid for 50,020 shares of our common stock at an exercise price of $0.35 per share, which shares we issued on July 20, 2007 in reliance on Regulation S under the Securities Act.

On March 7, 2007, the following persons or entities were issued warrants (in reliance on Regulation S under the Securities Act) to purchase an aggregate of 1,985,584 shares of either our common stock or NGH common stock at an exercise price of $0.35 per share as follows:

Patrick Hellinckx	231,900
Jan Rasschaert	100,400
Polymer Consulting Limited	801,487
Marc de Ridder	136,950
Volarder Corp.	714,847

On March 9, 2007, Gilberte Dejaeger exercised warrants to purchase and paid for 360,000 shares of our common stock at an exercise price of $0.35 per share, which shares we issued on July 20, 2007 in reliance on Regulation S under the Securities Act.

On April 5, 2007, we issued 95,923 shares of our common stock to Robert Scherne in reliance on Section 4(2) of the Securities Act in connection with Mr. Scherne’s agreement with the Company pursuant to which Mr. Scherne has been retained as Chief Financial Officer of the Company on a consulting basis.

During June 2007, the following persons exercised warrants to purchase and paid for the number of shares of our common stock set forth below at an exercise price of $0.35 per share, which shares were issued on July 20, 2007 in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes:

Carine Mehaudens	48,000
Emiel Vanderstappen	45,000
Geert van der Bruggen	96,000
Gommaire Verbruggen	236,003
Guido Cloetens	50,000
Jan Rasschaert	60,000
Jean Devroe	600,000
Libert Naulaerts	180,000
Luc van Aerschot	78,000
Ludo Oosterhof	84,000
Myriam van Acoleyen	120,000
Rudolf van Eepoel	256,200

During June 2007, the following persons exercised warrants to purchase shares of our common stock on a “net exercise” basis at an exercise price of $0.35 per share, whereby such persons received 0.3 shares of our common stock for each share for which the warrant was exercised. As a result, on July 20, 2007, we issued the following number of shares to such persons in reliance on Regulation S under the Securities Act:

Ghislaine Poedts	4,500
Jean-Pierre Leveugle	4,500
Johan Minner	3,600
Michel Leveugle	3,600
Tahiri Malika Bakkali	7,200
Yannick den Doncker	2,700
Yannick Leveugle	4,500

During July 2007, the following persons exercised warrants to purchase shares of our common stock on a "net exercise" basis at an exercise price of $0.35 per share, whereby such persons received 0.3 shares of our common stock for each share for which the warrant was exercised. As a result, on August 17, 2007, we issued the following number of shares to such persons in reliance on Regulation S under the Securities Act:

Gommaire Verbruggen	206,402
Marc Cypers de Landrecy	13,320
Vera Wouters	15,000
Willy Clement	20,160

During July and August 2007, the following persons exercised warrants to purchase and paid for the number of shares of our common stock set forth below at an exercise price of $0.35 per share, which shares were issued in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes:

Gommaire Verbruggen	209,288
Lombard Odier Darier Hentsch & Cie	870,000

During November 2007, the following persons exercised warrants to purchase shares of our common stock on a "net exercise" basis at an exercise price of $0.35 per share, whereby such persons received 0.1026 shares of our common stock for each share for which the warrant was exercised. As a result, we issued the following number of shares to such persons in reliance on Regulation S under the Securities Act:

Ghuilain Kiekens	3,076
Rudy Vunck	3,076
Adolf Cayet	6,153
Carine Mehaudens	25,846
Tom van Helleputte	6,153
Guy Goditiabois	5,005
Jean Devroe	29,015
Isabelle Matthijs	14,461
Philip Cayet	20,923
Myriam van Acoleyen	20,923
Pierre Cayet	20,923
Victor van Bos	25,179
Almaplus BVBA	48,153

During November 2007, the following persons exercised warrants to purchase and paid for the number of shares of our common stock set forth below at an exercise price of $0.35 per share in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes:

Ignance de Meyer	30,000
Geert van der Bruggen	146,000
Isabelle Matthijs	109,000
Andre de Backer	30,000

During November 2007, we issued the following number of shares of our Series B-1 Convertible Preferred Stock to the following persons for a purchase price of $100.00 per share in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes and towards the establishment of a plant in California:

Bernard Droux	5,000
Lamont Inc.	1,000
Costantiono Tassotti	500
Alberto Scalea	750
Geoerges Bindschedler	1,000
Richard de Tscharner	3,800
Muriel Rochat	3,000
Periangelo Bottinelli	2,500
Byfelt Company Limited	2,500
Catherine de Tscharner	1,000

Each share of Series B-1 Convertible Preferred Stock is convertible into such number of shares of our common stock as is determined by dividing $100 by the initial conversion price of $0.38 per share (or approximately 263.16 shares of common stock), subject to adjustment as contained in the Certificate of Designation of the Series B-1 Convertible Preferred Stock.

Item 27.   Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to the Company’s Form SB-2 filed on April 10, 2007.

3.2	By-laws, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

3.3	Certificate of Designation of Series B-1 Convertible Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

3.4
Form of Warrant to Purchase Common Stock issued to purchasers of Series B-1 Convertible Preferred Stock during November 2007, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

4.1	Specimen Certificate for Common Stock, incorporated by reference to the Company’s Form 10-KSB filed on March 6, 2007.

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.*

10.1	Form of Warrant and Joinder Agreement, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.2	Form of Warrant to Purchase Common Stock issued to certain consultants on March 7, 2007, incorporated by reference to the Company’s Form SB-2 filed on April 10, 2007.

10.3
Debt Exchange Agreement among New Generation Holdings, Inc., Plastinum Polymer Technologies Corp. (f/k/a New Generation Plastic, Inc.) and Jacques Mot dated as of December 7, 2005, incorporated by reference to Amendment No. 1 to the Company’s Form 10-SB filed on September 13, 2006.

10.4	Plastinum Polymer Technologies Corp. 2006 Long Term Incentive Plan, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.5
Election to Convert and Amendment to Debt Exchange Agreement among New Generation   Holdings, Inc., Plastinum Polymer Technologies Corp. and Jacques Mot dated July 10, 2006, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.6	Convertible Loan Agreement between Plastinum Polymer Technologies Corp., Mr. Mot and Mr. Bottinelli dated July 10, 2006, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.7
Advisory Agreement between New Generation Holdings, Inc., Plastinum and Valley Road Capital dated July 10, 2006 which has been assigned to Plastinum, incorporated by reference to Amendment No. 1 to the Company’s Form 10-SB filed on September 13, 2006.

10.8
Form of Securities Purchase Agreement entered into during November 2007 among the Company and the purchasers of the Company’s Series B-1 Convertible Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

10.9
Form of Registration Rights Agreement entered into during November 2007 among the Company and the purchasers of the Company’s Series B-1 Convertible Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

10.10	Employment Agreement between the Company and Nils Berten, effective January 7, 2008, incorporated by reference to the Company’s Form 8-K filed on January 8, 2008.

21.1	Subsidiaries of the Registrant, incorporated by reference to the Company’s Form SB-2 filed on April 10, 2007.

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP.*

* Filed herewith

Item 28.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however , that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in the primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 9, 2008.

PLASTINUM POLYMER TECHNOLOGIES CORP.

By:	/s/ Jacques Mot
Jacques Mot
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jacques Mot as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Jacques Mot	Chief Executive Officer, President and Director (Principal Executive Officer)	January 9, 2008
Jacques Mot

/s/ Robert Scherne	Chief Financial Officer (Principal Financial and Accounting Officer)	January 9, 2008
Robert Scherne

/s/ Marcel Rokegem	Director	January 9, 2008
Marcel Rokegem

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP.